Exhibit 10.1

Sale and Purchase Agreement

relating to Kreyenborg and BKG

between

Mr. Jan-Udo Kreyenborg

Pröbstingstrasse 32, D-48157 Münster, Federal Republic of Germany

Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG

c/o Mr. Jan-Udo Kreyenborg, Pröbstingstrasse 32, D-48157 Münster,

Federal Republic of Germany

- hereinafter sometimes individually referred to as “Seller”

and collectively referred to as “Sellers”-

and

Kreyenborg Verwaltungs-GmbH

c/o Mr. Jan-Udo Kreyenborg, Pröbstingstrasse 32, D-48157 Münster,

Federal Republic of Germany

and

Nordson Corporation

28601 Clemens Road, Westlake, Ohio 44145, United States of America

- hereinafter sometimes referred to as “Buyer” and/or as “Guarantor”-

- The Sellers, the Buyer (and the Guarantor, as the case may be)

and Kreyenborg Verwaltungs-GmbH hereinafter

individually referred to as “Party”, and collectively as “Parties”-

Table of Contents

	Preamble	9
Section 1	Corporate Ownership/Structure	10
Section 2	Sale and Transfer of Shares and Assets; Closing	14
Section 3	Specific Provisions regarding the Sale of Assets	21
Section 4	Conditions Precedent, Merger Control	24
Section 5	Purchase Price	29
Section 6	Guarantees with respect to the Shares and the Companies	34
Section 7	Guarantees with respect to the Assets	56
Section 8	Legal Consequences of a Breach of Guarantees	59
Section 9	Taxes and Other Public Impositions	66
Section 10	Guarantees of the Buyer	74
Section 11	Other Duties; Legal Relationship Following Execution of the Agreement	75
Section 12	Confidentiality	80
Section 13	Covenant not to Compete	81
Section 14	Non-Solicitation	82
Section 15	Names of the Companies, Product Names and Domain Names	83
Section 16	Forgotten Assets	85
Section 17	Loans to Shareholders; Collaterals	85
Section 18	Agreements to be executed prior to or at Closing; Current Account; Transfer of Pension Obligation	86
Section 19	Exclusion and Waiver of all Other Claims, Specific Indemnification	89
Section 20	Liability Cap	90
Section 21	Taxes and Costs	91
Section 22	Designation of new Buyer(s); Guarantee of Ultimate Parent	92
Section 23	No right to set-off; Liability of the Sellers; Transfer of Rights and Obligations; Exercise of Rights; Payments by the Sellers as Reduction of the Purchase Price	93
Section 24	Confidentiality; Statements to the Press	95
Section 25	Notices	95
Section 26	Arbitration	98
Section 27	Miscellaneous	99

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List of Annexes

Annex	Content

Annex 1.7	List of Assets and Business Contracts

Annex 1.9	Chart/Corporate Structure of the Kreyenborg/BKG Group

Annex 2.12.2	Transfer agreement relating to the transfer of the Shares held by Mr. Theodor Bruckmann in BKG Bruckmann & Kreyenborg Granuliertechnik GmbH

Annex 2.12.3	Shareholders’ resolutions (Gesellschafterbeschlüsse) of Kreyenborg GmbH and BKG Bruckmann & Kreyenborg Granuliertechnik GmbH, approving the transfer of the Shares

Annex 2.12.4	Transfer agreement (template), relating to the transfer of the Assets and Business Contracts

Annex 2.12.9	Transfer agreement, relating to the transfer of the partnership interest in Kreyenborg America LP

Annex 2.12.10	Agreement relating to the termination of the lease agreement (Pachtvertrag) between Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG and Kreyenborg GmbH (relating to the premises at Coermühle/Münster and the Assets) as of Closing (to be replaced by a new lease agreement with respect to the premises Coermühle/Münster as set out in Annex 2.12.14)

Annex 2.12.11	Agreement relating to the termination of the lease agreement between BKG Bruckmann & Kreyenborg Granuliertechnik GmbH and BKI Grundbesitz GmbH & Co. KG (relating to the premises at Hessenweg/Münster) as of Closing (to be replaced by a new lease agreement as set out in Annex 2.12.15)

Annex 2.12.12	Long term lease agreement between Kreyenborg GmbH and Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG, relating to the premises at Coermühle/Münster used by Kreyenborg GmbH

Annex 2.12.13	Long term lease agreement between BKG Bruckmann & Kreyenborg Granuliertechnik GmbH and BKI Grundbesitz GmbH & Co. KG, relating to the premises at Hessenweg/Münster used by BKG Bruckmann & Kreyenborg Granuliertechnik GmbH

Annex 2.12.14	Consultancy agreement (Beratervertrag) between Mr. Jan-Udo Kreyenborg and Kreyenborg GmbH

Annex 2.12.15	Existing pension obligation of Kreyenborg GmbH to Mr. Jan-Udo Kreyenborg

Annex 2.12.16	Bank Guarantee 1 (relating to claims except claims for Taxes under Section 9)

Annex 2.12.17	Bank Guarantee 2 (relating exclusively to claims for Taxes under Section 9)

Annex 2.12.18	Supply agreements between Kreyenborg Plant Technology GmbH & Co. KG and Bruckmann Steuerungstechnik GmbH on the one side, and Kreyenborg GmbH and BKG Bruckmann & Kreyenborg Granuliertechnik GmbH on the other side

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Annex	Content

Annex 2.12.19	Licence agreements between Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG on the one side, and Kreyenborg GmbH and BKG Bruckmann & Kreyenborg Granuliertechnik GmbH on the other side, with respect to the JONYX software

Annex 2.12.21	Shareholders’ resolutions of Kreyenborg GmbH and BKG Bruckmann & Kreyenborg GmbH, relating to the discharge of Mr. Jan-Udo Kreyenborg and Mr. Theodor Bruckmann as managing directors

Annex 2.12.22	Shareholders’ resolutions of Kreyenborg, Inc., and Kreyenborg America LP

Annex 5.1	Allocation of the Purchase Price

Annex 5.2.1	Details of the loans granted by any of the Companies to other companies of the Kreyenborg/BKG-Group

Annex 5.2.2	Details of the lease amount not allocated to the real estate used by Kreyenborg GmbH (Coermühle/Münster)

Annex 5.3.1	Documents relevant for the calculation of the Purchase Price at Closing

Annex 5.4	Details of the bank account of Mr. Jan-Udo Kreyenborg (as account for payment of the Purchase Price after adjustments and deductions as provided for under Section 5.2)

Annex 6.1.3 (i)	Corporate Documents/German Companies (transcripts of the commercial register, list of shareholders, articles of association)

Annex 6.1.3 (ii)	Corporate Documents/US Companies (certificate of incorporation, by-laws/ partnership agreement and certificate of good standing)

Annex 6.1.5 (i)	2012 Financial Statements

Annex 6.1.5 (ii)	Management Accounts

Annex 6.1.6 (ii)	Loans

Annex 6.1.7 (ii)	Lease agreements (Leased Real Estate)

Annex 6.1.8 (i)	Machines possibly to be replaced

Annex 6.1.9 (i)	IP Rights

Annex 6.1.9 (ii)	License agreements with respect to Owned IP Rights

Annex 6.1.9 (vi)	Own IP Rights challenged or threatened in writing

Annex 6.1.9 (vii)	Patent infringements

Annex 6.1.9 (viii)	Payments to inventors (Erfindervergütungen)

Annex 6.1.11	Insurance policies

Annex 6.1.12 (i) (a)	Litigation regarding the Companies

Annex 6.1.12 (i) (b)	Ligation regarding the Companies announced in writing

Annex 6.1.13 (iv)	Obligations to any person or entity located in countries in which trade is currently not permitted under U.S. law

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Annex	Content

Annex 6.1.14 (i)	List of employees

Annex 6.1.14 (iii)	Remuneration of Mr. Kreyenborg and Mr. Bruckmann as managing directors

Annex 6.1.14 (vi)	Collective bargaining agreements

Annex 6.1.14 (x)	Benefit Plans

Annex 6.1.14 (xi)	Funding Plans

Annex 6.1.20	Arrangement with key employees of the Companies regarding a performance bonus with a view to the transaction contemplated hereunder

Annex 7.1.2	Litigation regarding the Assets

Annex 7.1.3 (i)	IP Rights (as part of the Assets)

Annex 7.1.3 (ii)	License agreements with respect to Owned IP Rights (as part of the Assets)

Annex 7.1.3 (vi)	IP Rights (as parts of the Assets) challenged or threatened in writing

Annex 8.2.1 (i)	Disclosed Documents (additional disclosures)

Annex 9.5 (ii)	Understanding with the Tax authorities regarding the current value depreciation (Teilwertabschreibung) of trade liabilities of Kreyenborg, Inc.

Annex 9.5 (iii)	Understanding with the Tax authorities regarding the payment of lease amounts by Kreyenborg GmbH to Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG

Annex 15.2 (a)	Name and logo “Kreyenborg”

Annex 15.2 (b)	List of domains

Annex 15.3	License Agreement

Annex 17.2 (i)	Guarantees issued by Kreyenborg GmbH in favour of other companies of the Kreyenborg/BKG-Group (to be released following Closing)

Annex 17.2 (ii)	Guarantees issued by BKG Bruckmann & Kreyenborg Granuliertechnik GmbH in favour of other companies of the Kreyenborg/BKG-Group (to be released following Closing)

Annex 18.6	Agreements between the Companies and the Sellers and/or Mr. Theodor Bruckmann and their affiliated companies which will be terminated at Closing

Annex 23.7	Consent of Mrs. Elisabeth Maria Kreyenborg according to Section 1365 German Civil Code (BGB) (obtained as a matter of precaution only)

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List of Definitions

“2012 Financial Statements”	Section 6.1.5 (i)
“Affiliates”	Section 2.12.20
“Agreement”	Preamble
“Antitrust Authorities”	Section 4.3.2
“Antitrust Laws”	Section 4.3.2
“Assets”	Section 2.4 (i)
“Bank Guarantee 1”	Section 5.5.1 (i)
“Bank Guarantee 2”	Section 5.5.2 (i)
“Bank Guarantees”	Section 5.5.3 (i)
“Base Purchase Price”	Section 5.1
“Benefit Plans”	Section 6.1.14 (x)
“BKG Business”	Preamble
“Breach”	Sections 8.1.1 and 8.1.2
“Breach Notice”	Section 8.3
“Business”	Preamble
“Business Contracts”	Section 2.4 (ii)
“Business Day”	Section 27.3
“Buyer”	Cover page
“Buyer Conditions”	Section 4.1.2
“Buyers Appointed Tax Advisor”	Section 9.6.2
“Circumstances”	Section 4.1.2 (i)
“Closing”	Section 2.11
“Closing Actions”	Section 2.12
“Closing Date”	Section 2.11
“Closing Protocol”	Section 2.12.26
“Closing Statement”	Section 5.3.1
“Company”/“Companies”	Section 1.8
“Competitive Business Activity”	Section 13.1
“Company Know-how”	Section 6.9.1 (ii)
“Contracts”	Section 2.4 (ii)
“Corporate Documents”	Section 6.1.3
“Customer Orders”	Section 6.1.13 (ii)
“Damages”	Section 8.1.4
“Data Room CD-ROMs”	Section 8.2.3

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“Data Room Documents”	Section 8.2.1 (ii)
“Date of Signing”	Section 2.7
“Defendant”	Section 8.10.1
“Disclosed Information”	Section 8.2.1 (ii)
“Effective Date”	Section 2.5
“Employees”	Section 6.1.14 (i)
“Financial Statements”	Section 6.1.5 (ii)
“Funding Plans”	Section 6.1.14 (xi)
“GAAP”	Section 6.1.5 (i)
“Governmental Authorities”	Section 4.3.2
“Guarantees”	Section 17.2
“Guarantor”	Cover page
“Indemnifiable Tax”	Section 9.6.1
“IP Assets”	Section 7.1.3 (i)
“IP Rights”	Section 6.1.9 (i)
“KBG Names”	Section 15.3
“Knowledge of the Sellers”	Section 8.4
“Kreyenborg Business”	Preamble
“Leakage”	Section 6.1.18
“Leased Real Estate”	Section 6.1.7 (ii)
“Liability Cap”	Section 20.1
“License Agreement”	Section 15.3
“Liens”	Section 6.1.4 (iv)
“Litigation”	Section 6.1.12 (i)
“Management Accounts”	Section 6.1.5 (ii)
“Material Adverse Effect”	Section 4.1.2 (i)
“Material Agreements”	Section 6.1.13 (i)
“Mutual Condition”	Section 4.1.1
“Owned IP Rights”	Section 6.1.9 (i)
“Party”/“Parties”	Cover page
“Permits”	Section 6.1.10 (i)
“Proprietary Information”	Section 12.1
“Purchase Price”	Section 5.2
“Relevant Date”	Sections 5.5.1 (i) and 5.5.2 (ii)
“Restricted Territory”	Section 13.1
“Records”	Section 2.4 (i)
“Seller”/“Sellers”	Cover page
“Sellers Appointed Tax Advisor”	Section 9.6.2
“Sellers Conditions”	Section 4.1.3

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“Shares”	Section 1.8
“Signing Date”	Section 2.7
“Signing”	Section 2.7
“Supplier Orders”	Section 6.1.13 (ii)
“Tax Audit”	Section 9.6.1
“Tax Damages”	Section 9.3.1
“Tax Return”	Section 9.1.2
“Taxes”	Section 9.1.1
“Taxing Authority”	Section 9.1.2
“Third Party Claim”	Section 8.10.1
“VAT”	Section 5.6
“VAT Tax Group”	Section 9.2 (viii)

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Preamble

WHEREAS, Kreyenborg GmbH with registered offices at Münster, Westphalia, Federal Republic of Germany, itself and by its subsidiaries Kreyenborg, Inc. and Kreyenborg America LP in the United States of America, is active in the development, production and sale of filtration systems, pump technology and polymer valves (the “Kreyenborg Business”); and

WHEREAS, BKG Bruckmann & Kreyenborg Granuliertechnik GmbH with registered offices at Münster, Westphalia, Federal Republic of Germany, is active in the development, production and sale of pelletizing systems and centrifugal dryers (the “BKG Business”); and

WHEREAS, Mr. Jan-Udo Kreyenborg as an ultimate shareholder of BKG Bruckmann & Kreyenborg Granuliertechnik GmbH and as the ultimate shareholder of Kreyenborg GmbH intends to sell the Kreyenborg Business and the BKG Business (jointly referred to as the “Business”) by a sale of 100 % of the shares in Kreyenborg GmbH (including the shares in Kreyenborg, Inc. and Kreyenborg America LP) and in BKG Bruckmann & Kreyenborg Granuliertechnik GmbH (including the minority shares held by Mr. Theodor Bruckmann in BKG Bruckmann & Kreyenborg Granuliertechnik GmbH) as well as certain Assets pertaining to the Business as specifically set out in this Agreement; and

WHEREAS, Nordson Corporation is a company organized under the laws of Ohio, United States of America, with offices at Westlake, Ohio, United States of America, being active, inter alia, in the development, production and sale of differentiated products and systems used for precision dispensing of adhesives, coatings, sealants, biomaterials, fluids and other materials, plastic extrusion and injection molding, electronics testing and inspecting, and surface preparation; and

WHEREAS, Nordson Corporation (either itself or by its subsidiaries to be designated prior to Closing), is interested to acquire the Shares and Assets as set out in this Agreement; and

WHEREAS, the real estate (betriebsnotwendiger Grundbesitz) used by Kreyenborg GmbH in Münster is currently leased from Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG, and the real estate (betriebsnotwendiger Grundbesitz) used by BKG Bruckmann & Kreyenborg Granuliertechnik GmbH in Münster is currently leased from BKI Grundbesitz GmbH & Co. KG; and

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WHEREAS, the aforesaid Companies shall continue leasing the aforementioned real estate following Closing under long-term lease agreements at market terms and conditions and as more specifically set out in this Agreement; and

WHEREAS, with effect as of the Closing, Mr. Jan-Udo Kreyenborg and Mr. Theodor Bruckmann will resign as managing directors of Kreyenborg GmbH and of BKG Bruckmann & Kreyenborg Granuliertechnik GmbH;

NOW, THEREFORE, the Parties hereby enter into and agree upon this sale and purchase agreement (the “Agreement”):

Section 1

Corporate Ownership/Structure

1.1	Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG and Kreyenborg Verwaltungs-GmbH

Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG is a limited partnership (Kommanditgesellschaft) organized under the laws of the Federal Republic of Germany with registered offices at Münster (Federal Republic of Germany) and registered with the commercial register (Handelsregister) of the lower court (Amtsgericht) of Münster under HRA 1140. Mr. Jan-Udo Kreyenborg is the sole limited partner (Kommanditist) of Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG. The sole general partner (Komplementär) of Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG is Kreyenborg Verwaltungs-GmbH with registered offices at Münster and registered with the commercial register (Handelsregister) of the lower court (Amtsgericht) of Münster under HRB 4406.

1.2	Kreyenborg GmbH

Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG is the sole shareholder of Kreyenborg GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany with registered offices at Münster (Federal Republic of Germany) and

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registered with the commercial register (Handelsregister) of the lower court (Amtsgericht) of Münster under HRB 2197. The registered share capital (Stammkapital) of the company amounts to nominal DM 500,000.00 in the aggregate. The registered share capital is held by Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG and is divided as follows:

Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG:
One share (consecutive number 1) in the nominal amount of	DM 500,000.00

Registered share capital:	DM 500,000.00

The aforesaid share has been set out in the list of shareholders (Gesellschafterliste) dated 13 June 2005 which has been filed with the commercial register. The aforesaid share has been fully paid in (voll eingezahlt) and is non-assessable (keine Nachschußpflicht).

1.3	Branches of Kreyenborg GmbH

Kreyenborg GmbH has established branches (Zweigniederlassungen) in Malaysia and Shanghai.

1.4	Kreyenborg, Inc.

Kreyenborg, Inc. is a company organized under the laws of the State of Georgia with offices at Roswell, Georgia (United States of America). Kreyenborg, Inc. is authorized to issue up to 500,000 shares of common stock, of which 500 shares have been issued. The issued share capital of Kreyenborg, Inc., therefore, consists of 500 shares of common stock with a par value of USD 1.00 each, which are held by Kreyenborg GmbH.

1.5	Kreyenborg America LP

Kreyenborg America LP is a limited partnership organized under the laws of the State of Georgia with offices at Roswell, Georgia (United States of America). The partnership interest in Kreyenborg America LP is owned by Mr. Jan-Udo Kreyenborg (as limited partner) and by Kreyenborg, Inc. as general partner as follows:

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Mr. Jan- Udo Kreyenborg:
Interest as limited partner of 95 % with a capital contribution of	USD	23,750.00
Kreyenborg, Inc.:
Interest as general partner of 5 % with a capital contribution of	USD	1,250.00

Partnership interest (100%):	USD	25,000.00

1.6	BKG Bruckmann & Kreyenborg Granuliertechnik GmbH

BKG Bruckmann & Kreyenborg Granuliertechnik GmbH is a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany with registered offices at Münster (Federal Republic of Germany) and registered with the commercial register (Handelsregister) of the lower court (Amtsgericht) Münster under HRB 4292. The registered share capital (Stammkapital) of BKG Bruckmann & Kreyenborg Granuliertechnik GmbH amounts to nominal EUR 260,000.00 in the aggregate. The registered share capital is held by Mr. Jan-Udo Kreyenborg and Mr. Theodor Bruckmann (and by the Company itself) and is divided as follows:

Mr. Jan-Udo Kreyenborg:
One share (consecutive no. 3) in the nominal amount of	EUR	104,000.00
One share (consecutive no. 4) in the nominal amount of	EUR	34,350.00
One share (consecutive no. 5) in the nominal amount of	EUR	35,300.00
Mr. Theodor Bruckmann:
One share (consecutive no. 1.4) in the nominal amount of	EUR	6,200.00
One share (consecutive no. 2) in the nominal amount of	EUR	52,000.00
BGK Bruckmann & Kreyenborg Granuliertechnik GmbH:
One share (consecutive no. 1.3) in the nominal amount of	EUR	28,150.00

Registered share capital:	EUR	260,000.00

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The aforesaid shares have been set out in the list of shareholders (Gesellschafterliste) dated 11 March 2013 and filed with the commercial register. The aforesaid shares are fully paid in (voll eingezahlt) and are non-assessable (keine Nachschußpflicht).

1.7	Assets

Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG is the owner of certain assets (IP-rights and other fixed assets) pertaining to the Business as more specifically set out in Annex 1.7.

1.8	Definition of “Companies” and “Shares”

BKG Bruckmann & Kreyenborg Granuliertechnik GmbH, Kreyenborg GmbH, Kreyenborg, Inc. and Kreyenborg America LP are individually referred to as “Company”, and collectively as “Companies”. The shares held by the relevant Seller or Company in the Companies (including the partnership interests in Kreyenborg America LP and including the Shares held by Mr. Theodor Bruckmann in BKG Bruckmann & Kreyenborg Granuliertechnik GmbH sold hereunder, unless otherwise specified herein) are jointly referred to as the “Shares”.

1.9	Chart/Corporate Structure

A chart showing the corporate structure of the entire Kreyenborg/BKG-Group (including the Companies) as of June 2013 is attached hereto as Annex 1.9.

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Section 2

Sale and Transfer of Shares and Assets; Closing

2.1	Sale of the Shares in Kreyenborg GmbH

Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG hereby sells to the Buyer, and the Buyer hereby purchases, subject to the terms and conditions of this Agreement, the Share (consecutive number 1) held by Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG in Kreyenborg GmbH set out in Section 1.2 in the nominal amount of DM 500,000.00.

2.2	Sale of the Shares in BKG Bruckmann & Kreyenborg Granuliertechnik GmbH

Mr. Jan-Udo Kreyenborg hereby sells to the Buyer, and the Buyer hereby purchases, subject to the terms and conditions of this Agreement, the Shares (consecutive numbers 3, 4 and 5) held by Mr. Jan-Udo Kreyenborg, and all Shares held by Mr. Theodor Bruckmann (consecutive numbers 1.4 and 2) in BKG Bruckmann & Kreyenborg Granuliertechnik GmbH set out in Section 1.6 in the aggregate nominal amount of EUR 231,850.00.

2.3	Sale of the partnership interest held by Mr. Jan-Udo Kreyenborg in Kreyenborg America LP

Mr. Jan-Udo Kreyenborg hereby sells to the Buyer, and the Buyer hereby purchases, subject to the terms and conditions of this Agreement, the partnership interest held by Mr. Jan-Udo Kreyenborg as limited partner in Kreyenborg America LP set out in Section 1.5 corresponding to 95 % of the entire partnership capital with a contribution pertaining to the partnership interest sold under this Section 2.3 of USD 23,750.00.

2.4	Sale of Assets and Business Contracts

Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG hereby sells to the Buyer, and the Buyer hereby purchases, subject to the terms and conditions of this Agreement,

(i)

all of the tangible and intangible assets held by Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG and used exclusively in the Business, including, but not limited to, the assets as described in

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Section 1.7 and listed on Annex 1.7 and all documents, files and information relating to such assets that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form (the “Records”; and together with the respective tangible and intangible assets, the “Assets”), and

(ii)	the contracts and agreements, commitments, orders and binding offers (“Contracts”) entered into by Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG that relate exclusively to the Business, including, but not limited to, the Contracts listed on Annex 1.7 and all Records related thereto (hereinafter referred to as the “Business Contracts”).

2.5	Effective Date

The sale of the Shares shall take place with economic effect (mit wirtschaftlicher Wirkung) as of 1 January 2013, 0.00 hours (the “Effective Date”). The sale of the Assets and Business Contracts shall take place with economic effect as of the Closing Date.

2.6	Rights and Obligations attached to the Shares; Dividends

The sale of the Shares includes all rights and obligations connected therewith, including the right to participate in the profits and losses of the Companies for periods from and including the business year 2012 and all subsequent periods. Dividends for the business year 2011 and previous periods have been distributed to the relevant Seller(s) or Companies, as the case may be, and are not sold to the Buyer.

2.7	Changes of the Assets until Closing

The Assets shall (i) include all assets pertaining exclusively to the Business and acquired by Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG in the ordinary course of business between the date as of which Annex 1.7 specifying the Assets has been prepared and Closing, and (ii) exclude any tangible items lost, sold or disposed of since the date of signing of this Agreement (the “Date of Signing”, “Signing” or “Signing Date”) through the Closing Date in the ordinary course of business.

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2.8	Transfers and Assignments

2.8.1	Subject to the condition precedent (aufschiebende Bedingung) that the Closing Protocol set out in Section 2.12.26 has been executed, Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG hereby transfers and assigns to the Buyer (or to any new buyer designated by the Buyer in accordance with Section 22.1, as the case may be) the Share (consecutive no. 1) in Kreyenborg GmbH in the nominal amount of DM 500,000.00 as set out in Section 1.2, including all rights pertaining to such Share as described in Section 2.6. The Buyer hereby accepts the aforesaid transfer and assignment.

2.8.2	Subject to the condition precedent that the Closing Protocol set out in Section 2.12.26 has been executed, Mr. Jan-Udo Kreyenborg hereby transfers and assigns to the Buyer (or any new buyer designated by the Buyer in accordance with Section 22.1, as the case may be) the Shares (consecutive nos. 3, 4 and 5) in BKG Bruckmann & Kreyenborg Granuliertechnik GmbH in the aggregate nominal amount of EUR 173,650.00 as set out in Section 1.6, including all rights pertaining to such Shares as described in Section 2.6. The Buyer hereby accepts the aforesaid transfer and assignment.

2.8.3	Subject to the condition precedent that the Closing Protocol set out in Section 2.12.26 has been executed, Mr. Jan-Udo Kreyenborg hereby transfers and assigns to the Buyer (or any new buyer designated by the Buyer in accordance with Section 22.1, as the case may be) the partnership interest held by Mr. Jan-Udo Kreyenborg in Kreyenborg America LP as set out in Section 1.5, including all rights pertaining to such partnership interest as described in Section 2.6. The Buyer hereby accepts the aforesaid transfer and assignment. The aforesaid transfer and assignment shall be repeated and confirmed at Closing in a form compliant with US legal requirements applicable to such transfer and assignment.

2.8.4	The fulfilment of the conditions precedent set out in this Section 2.8 shall be evidenced by the Closing Protocol, notwithstanding the right of each Party to submit any other evidence that the conditions precedent properly occurred. The Parties are obliged to inform the acting notary without undue delay if the conditions precedent have been fulfilled (and if the transfer of the Share held by Mr. Theodor Bruckmann in BKG Bruckmann & Kreyenborg Granuliertechnik GmbH has been effected) in order to enable the acting notary to prepare and file updated versions of the relevant list of shareholders (Gesellschafterlisten) with the electronic commercial register.

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2.9	Additional separate Transfer Agreements to be executed at Closing

The Shares held by Mr. Theodor Bruckmann in BKG Bruckmann & Kreyenborg Granuliertechnik GmbH as set out in Section 1.6 in the aggregate nominal amount of EUR 58,200.00, the Assets and the Business Contracts are not transferred by virtue of this Agreement, but shall be transferred to the Buyer (or any new buyer designated by the Buyer in accordance with Section 22.1, as the case may be) by separate transfer agreements to be executed at the Closing Date.

2.10	Transfers to be effected concurrently against payment of the Purchase Price

The transfer of the Shares, the Assets and the Business Contracts shall in each case become effective only concurrently (Zug um Zug) against full payment of the Purchase Price as set forth in Section 5.

2.11	Closing

The consummation of the transactions contemplated hereunder shall take place on the first Business Day of the month after which the Mutual Condition has been satisfied, and each Buyer Condition and each Sellers Condition has been satisfied or waived in accordance with the terms thereof; provided, however, that if such Business Day is five or fewer Business Days prior to the end of such month, the Closing shall take place on the first Business Day of the month following the month the first Business Day of which would have been the relevant Business Day according to the first sentence, or any other day mutually agreed by the Buyer and the Sellers (the “Closing” or the “Closing Date”). Closing shall take place at the offices of FRANZ RECHTSANWÄLTE Partnerschaftsgesellschaft, Kaistrasse 16A, D-40221 Düsseldorf, Federal Republic of Germany, or at such other time and/or place the Parties mutually agree.

2.12	Closing Actions

At Closing, the following actions shall be taken, and the following declarations shall be made and received (the “Closing Actions”):

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2.12.1	Submission of a nihil-obstat letter of the Federal Cartel Office (Bundeskartellamt) or other evidence that the relevant time period has been elapsed without any decision of the Federal Cartel Office by the Buyer;

2.12.2	Delivery of the transfer agreement relating to the transfer of the Shares held by Mr. Theodor Bruckmann in BKG Bruckmann & Kreyenborg Granuliertechnik GmbH substantially as set out in Annex 2.12.2 and of the written consent of Mr. Theodor Bruckmann to such transfer, with Mr. Bruckmann’s signature certified by a notary public;

2.12.3	Submission of shareholders’ resolutions (Gesellschafterbeschlüsse) of BKG Bruckmann & Kreyenborg Granuliertechnik GmbH and Kreyenborg GmbH by which the transfer of the Shares in these Companies contemplated under this Agreement will be approved, substantially as set out in Annex 2.12.3;

2.12.4	Execution of the transfer agreement relating to the Assets and Business Contracts substantially as set out in Annex 2.12.4;

2.12.5	Delivery of the share certificate, relating to the Shares in Kreyenborg, Inc. owned by Kreyenborg GmbH;

2.12.6	Resignation of Mr. Jan-Udo Kreyenborg as managing director of Kreyenborg GmbH;

2.12.7	Resignations of Mr. Jan-Udo Kreyenborg and Mr. Theodor Bruckmann as managing directors of BKG Bruckmann & Kreyenborg Granuliertechnik GmbH;

2.12.8	Resignation of Mr. Jan-Udo Kreyenborg as director, president and treasurer of Kreyenborg, Inc.;

2.12.9	Execution of a transfer agreement relating to the transfer of the partnership interest in Kreyenborg America LP to the Buyer substantially in the form as set out in Annex 2.12.9;

2.12.10	Execution of a termination agreement contemplating the termination as of the Closing Date of the operational lease agreement (Pachtvertrag) between Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG and Kreyenborg GmbH, substantially in the form set out in Annex 2.12.10;

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2.12.11	Execution of a termination agreement, relating to a termination as of the Closing Date of the lease agreement between BKG Bruckmann & Kreyenborg Granuliertechnik GmbH and BKI Grundbesitz GmbH & Co. KG regarding the premises used by BKG Bruckmann & Kreyenborg Granuliertechnik GmbH in Hessenweg/Münster, substantially as set out in Annex 2.12.11;

2.12.12	Execution of a long-term lease agreement between Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG and Kreyenborg GmbH, relating to the premises used by Kreyenborg GmbH in Coermühle/Münster, substantially as set out in Annex 2.12.12;

2.12.13	Execution of a long-term lease agreement between BKI Grundbesitz GmbH & Co. KG and BKG Bruckmann & Kreyenborg Granuliertechnik GmbH, relating to the premises used by BKG Bruckmann & Kreyenborg Granuliertechnik GmbH in Hessenweg/Münster, substantially as set out in Annex 2.12.13;

2.12.14	Execution of a consultancy agreement (Beratervertrag) between Mr. Jan-Udo Kreyenborg and Kreyenborg GmbH substantially as set out in Annex 2.12.14;

2.12.15	Submission of documents evidencing that the existing pension obligation of Kreyenborg GmbH to Mr. Jan-Udo Kreyenborg set out in Annex 2.12.15 has been transferred to another legal entity outside the Companies prior to Closing against payment of an amount of EUR 1,401,731.00 by Kreyenborg GmbH to such entity as provided for under Section 18.8;

2.12.16	Submission of the Bank Guarantee 1 substantially as set out in Annex 2.12.16;

2.12.17	Submission of the Bank Guarantee 2 substantially as set out in Annex 2.12.17;

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2.12.18	Execution of supply agreements between Kreyenborg Plant Technology GmbH & Co. KG and Bruckmann Steuerungstechnik GmbH on the one side, and Kreyenborg GmbH and BKG Bruckmann & Kreyenborg Granuliertechnik GmbH on the other side, as set out in Annex 2.12.18.

2.12.19	Execution of licence agreements between Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG on the one side, and Kreyenborg GmbH and BKG Bruckmann & Kreyenborg Granuliertechnik GmbH on the other side, with respect to the JONYX software, substantially as set out in Annex 2.12.19;

2.12.20	Execution of termination agreements, relating to the termination of agreements between the Companies and the Sellers, Mr. Theodor Bruckmann and/or any of their affiliated companies (verbundene Unternehmen) as defined in Sections 15 et seq. of the German Stock Corporation Act (Aktiengesetz) - “Affiliates”) as set out in Section 18.6 (other than the termination agreements already included in Sections 2.12.10 and 2.12.11);

2.12.21	Execution of shareholders’ resolutions (Gesellschafterbeschlüsse) of Kreyenborg GmbH and BKG Bruckmann & Kreyenborg Granuliertechnik GmbH & Co. KG, relating to an unqualified discharge (uneingeschränkte Entlastung) of Mr. Jan-Udo Kreyenborg and Mr. Theodor Bruckmann as managing directors (Geschäftsführer) of the aforesaid Companies for all periods up to and including the Closing Date substantially as set out in Annex 2.12.21;

2.12.22	Execution of a shareholders’ resolution of Kreyenborg, Inc., relating to an unqualified discharge (uneingeschränkte Entlastung) of Mr. Jan-Udo Kreyenborg as director, president and treasurer of Kreyenborg, Inc. and of Kreyenborg America LP, relating to an unqualified discharge (uneingeschränkte Entlastung) of Mr. Jan-Udo Kreyenborg as limited partner of Kreyenborg America LP for all periods up to and including the Closing Date, substantially as set out in Annex 2.12.22;

2.12.23	Payment of the Purchase Price as adjusted in accordance with Section 5.2 and less the amount of the loan, including interest accrued thereon, granted by BKG Bruckmann & Kreyenborg Granuliertechnik GmbH to Mr. Theodor Bruckmann as set out in Section 17.1;

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2.12.24	Payment of the amount of the loan, including interest accrued thereon, granted by BKG Bruckmann & Kreyenborg Granuliertechnik GmbH to Mr. Theodor Bruckmann as set out in Section 17.1 by the Buyer to BKG Bruckmann & Kreyenborg Granuliertechnik GmbH for the account of Mr. Theodor Bruckmann;

2.12.25	Repayment of the loans by the relevant company of the Kreyenborg/BKG-Group to the relevant Company as set out in Section 5.2.1;

2.12.26	Execution by all Parties of a written document (the “Closing Protocol”) confirming that (i) the Mutual Condition has been fulfilled; (ii) all Buyer Conditions and all Sellers’ Conditions have been fulfilled or waived; (iii) all Closing Actions have been performed or waived; and (iv) the Closing has occurred.

Section 3

Specific Provisions regarding the Sale of Assets

3.1	IP Rights as part of the Assets

3.1.1

After the Closing, the Buyer may, at its own discretion, record the assignment of the registered intellectual property rights listed in Annex 1.7 (including any intellectual property rights issued and/or being issued upon applications being part of the listed intellectual property rights) to the Buyer or any of its Affiliates. To the extent legally possible, Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG shall, on the Buyer’s written request, sign the respective confirmations of assignment which the Buyer reasonably requires. The costs of this recordation of assignment shall be borne by the Buyer. After Closing, the Buyer shall exclusively be responsible for the further prosecution and maintenance of the registered intellectual property rights listed in Annex 1.7 and shall bear all costs related thereto. The Buyer shall indemnify and keep harmless Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG from any costs, expenses and damages in the event any third person shall assess any claims regarding the aforesaid intellectual property rights against Kreyenborg

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Verwaltungen und Beteiligungen GmbH & Co. KG instead of the Buyer or its Affiliates (including the Companies) as the actual owner the aforesaid intellectual property rights after the Closing Date; provided, however, that the Sellers shall remain liable to the Buyer for any third party claims relating to intellectual property as provided in this Agreement.

3.1.2	With respect to the patents nos. EP0915729B1 and AT199700465A jointly owned by Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG and Lenzing Aktiengesellschaft, following Closing, Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG will undertake best efforts to obtain the consent of Lenzing Aktiengesellschaft for a transfer of the ownership to the Buyer or, at the option of Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG, to Kreyenborg GmbH. If such consent cannot be obtained, Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG is entitled to waive any and all rights pertaining to the aforesaid patents, including in particular, without limitation, to refrain from paying the relevant patent fees, without any claims of the Buyer.

3.2	Fixed Assets

3.2.1	At Closing or as soon as reasonably practicable thereafter, Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG shall grant to the Buyer, and the Buyer shall assume physical possession of the Assets. If the Assets are in the possession of a third party, the Parties hereby agree to notify such third party as regards the transfer of title to such Assets to the Buyer.

3.2.2	The title to, and the risk of loss of, the Assets, the benefits and the charges or similar costs associated therewith shall pass and transfer from Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG to the Buyer with economic effect among the Parties as of Closing.

3.2.3	The Parties undertake to do all acts and sign, execute and deliver any documents which are necessary or appropriate to implement the transfer, assignment, conveyance and setting over to the Buyer of all rights, title and interest of Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG in the Assets.

3.2.4

If and to the extent that any consent or agreement of any third party is required for the transfer of any Assets, the transfer of the relevant Asset shall not take effect, until that consent or agreement has been obtained and each of Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG and the Buyer shall (each at

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its own expense) use its reasonable commercial efforts to obtain it as soon as possible. After Closing, and until such time as any consent or agreement referred to in the preceding sentence is obtained, Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG shall, to the extent legally possible, be deemed to hold such Assets for the benefit and burden of the Buyer.

3.3	Business Contracts

3.3.1	Immediately following Closing, the Parties will use best efforts and cooperate to obtain all necessary consents from the respective third persons who are a party to any Business Contract to transfer such contractual relationships from Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG to the Buyer; provided, however, that no Party to this Agreement shall be required to incur any liability or pay any consideration in connection therewith or consent to any material amendment to the terms and conditions of the Business Contracts.

3.3.2

If and to the extent that the consents to the transfer of the contractual relationships as described in Section 3.3.1 cannot be obtained, Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG will, in respect of the external relationships (im Außenverhältnis), remain the party to the relevant contractual relationship. For the purpose of their internal relationship (im Innenverhältnis), the Parties will behave and treat each other as if the transfer had effectively taken place on the Closing Date and shall co-operate in any reasonable and mutually acceptable form (to the extent legally permitted) in order to put the Buyer or its Affiliate and Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG economically in the same position they would have been in, if the respective Business Contract had been assigned, including any sub-licensing, sub-leasing or sub-contracting to the Buyer or its Affiliate, provided that all costs related therewith shall be borne by the Buyer. Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG will provide to the Buyer or its Affiliate the financial and business benefits of such non-assigned Business Contract and enforce, at the request and at the sole expense of the Buyer or its Affiliate, for the account of the Buyer or its Affiliate, any rights of Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG arising from any such non-assignable Business Contract (including the right to elect to terminate in accordance with the terms thereof upon the instruction of the Buyer). After the Closing, Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG shall not amend any non-assignable Business Contract without the prior written consent of the Buyer; Section 3.3.3 shall remain unaffected. The Buyer shall

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provide to Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG all services necessary to properly perform each of the non-assignable Business Contracts at no cost for Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG. The Buyer shall indemnify and hold harmless Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG from and against any liability arising out of or in connection with such non-assignable Business Contract, unless such liability has been caused by Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG by not applying the standards used in its own affairs (Sorgfalt wie in eigenen Angelegenheiten).

3.3.3	Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG shall be entitled to terminate any Business Contract which had not been transferred due to a lack of consent by the other contractual party with effect as of the next applicable termination date.

Section 4

Conditions Precedent; Merger Control

4.1	Conditions Precedent

4.1.1	The Closing of the transaction contemplated hereunder by the Buyer and the Sellers shall be conditional upon the following condition precedent (aufschiebende Bedingung) (the “Mutual Condition”):

The Federal Cartel Office (Bundeskartellamt) issuing a nihil-obstat-letter or the time-periods for a prohibition of the merger project pursuant to Section 40 GWB elapsed without any decision issued by the Federal Cartel Office.

4.1.2	The Closing of the transaction contemplated hereunder by the Buyer shall be conditional upon the fulfilment or waiver by the Buyer of the following conditions precedent (aufschiebende Bedingungen) (the “Buyer Conditions”):

(i)

After the Signing Date, no “Circumstances” (i.e., single event, occurrence or circumstance, or cumulative series of events, occurrences or circumstances) have occurred that (a) are materially adverse to the financial condition, business, assets, properties or results of operation of the Companies taken as a whole that result in actual and determinable damages of the Companies exceeding EUR 10,000,000.00 or (b)

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assuming Circumstances would constitute a breach of any guarantee of the Sellers under this Agreement resulting in actual and determinable damages of the Companies, or, if relating to a risk disclosed by the Sellers according to Section 8.2, would increase the disclosed risk (for the avoidance of doubt, here only the increase of the disclosed risk shall be counted) by cumulated actual and determinable damages exceeding in total EUR 10,000,000.00 (“Material Adverse Effect”); provided, however, that in all cases (a) damages recoverable from any insurance of the Companies or any other enforceable (rechtlich durchsetzbar) claim against third parties, (b) damages resulting from any change of legislation, (c) damages resulting from any change, state of facts or effects within or relating to the competitive environment of the Companies or the Assets and the Business Contracts, or (d) any change, state of facts or effects relating to the economy in general or the markets on which the Companies are active shall not be taken into account.

(ii)	Execution of the transfer agreement relating to the transfer of the Shares held by Mr. Theodor Bruckmann in BKG Bruckmann & Kreyenborg Granuliertechnik GmbH, substantially as set out in Annex 2.12.2 and delivery of the written consent of Mr. Bruckmann to such transfer with Mr. Theodor Bruckmann’ s signature certified by a notary public;

(iii)	Delivery of a resolution of the shareholders of BKG Bruckmann & Kreyenborg Granuliertechnik GmbH consenting to the sale and transfer of the shares in BKG Bruckmann & Kreyenborg Granuliertechnik GmbH to the Buyer substantially in the form as set out in Annex 2.12.3;

(iv)	Execution of the transfer agreement relating to the confirmation of the transfer of the limited partnership interest held by Mr. Jan-Udo Kreyenborg in Kreyenborg America LP, including the consent of Kreyenborg, Inc. as the general partner, substantially as set out in Annex 2.12.9, by Mr. Jan-Udo Kreyenborg;

(v)	Execution of the transfer agreement relating to the Assets and Business Contracts, substantially as set out in Annex 2.12.4, by Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG;

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(vi)	Execution of the termination agreement relating to the termination of the operational lease agreement (Pachtvertrag) between Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG and Kreyenborg GmbH, regarding (a) the premises used by Kreyenborg GmbH in Coermühle/Münster, and (b) the Assets and Business Contracts, substantially as set out in Annex 2.12.10, by all the parties thereof;

(vii)	Execution of the termination agreement relating to the termination of the lease agreement between BKG Bruckmann & Kreyenborg Granuliertechnik GmbH and BKI Grundbesitz GmbH & Co. KG regarding the premises used by BKG Bruckmann & Kreyenborg Granuliertechnik GmbH in Hessenweg/Münster, substantially as set out in Annex 2.12.11, by all the parties thereof;

(viii)	Execution of the long-term lease agreement between Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG and Kreyenborg GmbH relating to the premises used by Kreyenborg GmbH in Coermühle/Münster, substantially as set out in Annex 2.12.12, by all the parties thereof;

(ix)	Execution of the long-term lease agreement between BKI Grundbesitz GmbH & Co. KG and BKG Bruckmann & Kreyenborg Granuliertechnik GmbH relating to the premises used by BKG Bruckmann & Kreyenborg Granuliertechnik GmbH in Hessenweg/Münster, substantially as set out in Annex 2.12.13, by all the parties thereof;

(x)	Submission of documents evidencing that the existing pension obligation of Kreyenborg GmbH to Mr. Jan-Udo Kreyenborg set out in Annex 2.12.15 has been transferred to another legal entity outside the Companies prior to Closing against payment of an amount of EUR 1,401,731.00 by Kreyenborg GmbH to such entity as provided for under Section 18.8;

(xi)	Submission of the Bank Guarantees by the Sellers to the Buyer, substantially as set out in Annex 2.12.16 and Annex 2.12.17.

4.1.3	The Closing of the transactions contemplated hereunder by the Sellers shall be conditional upon the fulfilment or waiver by the Sellers of the following conditions precedent (aufschiebende Bedingungen) (the “Sellers Conditions”):

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(i)	Execution of the transfer agreement relating to the transfers of the Shares held by Mr. Theodor Bruckmann in BKG Bruckmann & Kreyenborg Granuliertechnik GmbH, substantially as set out in Annex 2.12.2, by the Buyer; and

(ii)	Execution of the transfer agreement relating to the Assets and Business Contracts, substantially as set out in Annex 2.12.4, by the Buyer.

4.2	Long Stop Dates

4.2.1	In the event the Mutual Condition is not fulfilled until 30 November 2013 or until a later point of time to be determined mutually by the Parties, the Sellers as well as the Buyer may withdraw from this Agreement by written notification of the Buyer to the Sellers or of the Sellers to the Buyer, as the case may be, however, without seeking compensation for damages for breach and non-performance of this Agreement.

4.2.2	In the event any Buyer Condition other than the condition set forth in Section 4.1.2 (i) was neither fulfilled by the Sellers nor waived by the Buyer at its sole discretion until 31 December 2013, the Buyer may withdraw from this Agreement by written notification to the Sellers and seek compensation for damages (as defined in Sections 249 et seq. German Civil Code/BGB) for breach and non-performance of this Agreement.

4.2.3	In the event any Sellers Condition was neither fulfilled by the Buyer nor waived by the Sellers at their sole discretion until 31 December 2013, the Sellers may withdraw from this Agreement by written notification to the Buyer and seek compensation for damages (as defined in Sections 249 et seq. German Civil Code/BGB) for breach and non-performance of this Agreement.

4.3	Merger Control and Other Filings

4.3.1	According to the common understanding of the Parties, it is the Buyer’s duty to file, based on the information related to the Companies provided by the Sellers and with the support of the Sellers, for clearance by all competent Governmental Authorities as required by applicable Laws to implement this Agreement as early as possible.

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4.3.2	Subject to the terms and conditions provided herein, the Sellers and the Buyer shall cooperate in good faith in determining as soon as possible which filings are required to be made prior to the Closing Date with, and which consents, approvals, permits, or authorizations are required to be obtained prior to the Closing Date from the European Commission, the German Federal Cartel Office (Bundeskartellamt) and any other Governmental Authority (“Antitrust Authorities”) responsible for the regulation and administration of filings in respect of Council Regulation No. 139/2004 of the European Community, the German Act Against Restraints of Competition, as amended (Gesetz gegen Wettbewerbsbeschränkungen or GWB) and all other laws that prohibit, restrict, or regulate foreign investment, or restraints of competition in any jurisdiction (“Antitrust Laws”) and any other court, tribunal, governmental authority, governmental body or other regulatory or administrative authority, agency or commission of any government of any country or any private or governmental arbitration or conciliation authority or similar body, and any body exercising, or entitled to exercise, any administrative, executive, judicial or legislative authority or power of any nature (“Governmental Authorities”) in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated therein. The Sellers shall supply to the Buyer’s legal advisor without undue delay all information related to the Business that is necessary for the preparation of any notification by the Buyer, provided that the Buyer’s legal advisor shall not be permitted to share any confidential information of the Business, the Sellers and its Affiliates and their respective businesses with the Buyer.

4.3.3	The Buyer shall make within the later of (i) five (5) Business Days following the date hereof, and (ii) five (5) Business Days following the day on which the Sellers provided the Buyer all information related to the Business that is necessary for the preparation of the notification pursuant to any Antitrust Laws, any necessary filings of a notification pursuant to any Antitrust Law with respect to the transactions contemplated hereby and deliver to the Antitrust Authorities without delay any additional information and documentary material that may be requested pursuant to any Antitrust Law.

4.3.4

Provided that the Sellers’ legal advisor shall not be permitted to share any confidential information of the Buyer and its Affiliates and their respective businesses with the Sellers, prior to any filing, the Buyer shall provide to the Sellers’ legal advisor the opportunity to review and comment on draft submissions to Antitrust Authorities and deliver to the Sellers’ legal advisor

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without delay copies of any correspondence with the Antitrust Authorities. The Sellers shall contact any Antitrust Authority only after prior consultation with the Buyer. The Buyer and the Sellers’ legal advisor shall participate at any meetings or conferences of the Sellers or the Buyer, as the case may be, with any Antitrust Authority; provided, however, that the Sellers’ legal advisor shall not be authorized to make any statements before or towards the Antitrust Authorities, neither oral nor in writing, without the Buyer’s prior consent.

4.3.5	The Sellers and the Buyer shall take all actions necessary to cause the expiration or termination of the applicable waiting periods under any Antitrust Law as soon as practicable. The Buyer may not withdraw (zurücknehmen) filings with the Antitrust Authorities unless such withdrawal is based on the fact that the competent merger control authority indicates that it will not grant its approval, or that such approval will only be granted under conditions.

4.3.6	The Sellers and the Buyer shall take all actions necessary to cause the expiration or termination of the applicable waiting periods under any Antitrust Law as soon as practicable; provided, however, that if the Antitrust Authorities are prepared to grant their approval only subject to compliance with specific conditions or obligations to be imposed on the Buyer or any of its Affiliates, the Buyer shall not be obligated to accept the imposition of any conditions or obligations.

Section 5

Purchase Price

5.1	Purchase Price

The purchase price for the Shares, the Assets and Business Contracts sold hereunder amounts to

EUR 143,252,572.00

(in words: Euro one hundred forty three million two hundred fifty two thousand five hundred seventy two)

in the aggregate (the “Base Purchase Price”), and shall be allocated to the Shares, the Assets and the Business Contracts as set out in Annex 5.1.

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5.2	Adjustments of the Base Purchase Price at Closing

The Base Purchase Price shall be adjusted at Closing as follows and shall be, following such adjustments, the “Purchase Price”:

5.2.1	To the extent loans have been granted by any of the Companies to other companies of the Kreyenborg/BKG-Group (as set out in the chart attached hereto as Annex 1.9), the aggregate amount of such loans (plus interest accrued thereon) that has been actually repaid to the Companies after the Effective Date and before or at the Closing shall be treated as “cash”, shall increase the Base Purchase Price, and shall be paid by the Buyer at Closing to the Sellers. The Sellers will ensure that the loans (plus interest accrued thereon) will be repaid before or at the Closing by the receiving company of the Kreyenborg/BKG-Group to the relevant Company. The loans are set out in Annex 5.2.1.

5.2.2	With a view to the existing lease agreement between Kreyenborg GmbH and Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG, the amounts paid by Kreyenborg GmbH to Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG for the period between 1 January 2013 and Closing shall partially reduce the Base Purchase Price as more specifically calculated and set out in Annex 5.2.2.

5.2.3	The aggregate amount of any gross amount severance, bonus, change in control payment, salary, benefit, fee or any other payment (including both the company and employee portion of any Taxes and social security contributions to be paid or withheld by any of the Companies in connection with such payments) paid or payable by any Company to any managing directors, employees, consultants or officers of any Company in connection with the transaction contemplated by this Agreement shall reduce the Base Purchase Price.

For the avoidance of doubt, except as explicitly set out in this Section 5.2, no further adjustments to the Base Purchase Price shall be made.

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5.3	Closing Statement

5.3.1	The Sellers shall submit to the Buyer no later than five (5) Business Days prior to Closing a calculation of the amounts set out in Section 5.2 (the “Closing Statement”) and all relevant documents showing the basis for such calculation as specified in Annex 5.3.1. Such Closing Statement shall be authoritative for the calculation of the Purchase Price to be paid at Closing in the absence of manifest mathematical error; however, the right to object as provided in Section 5.3.2 following Closing shall remain unaffected.

5.3.2	The Buyer is entitled to review the Closing Statement within two (2) weeks following Closing. If the Buyer does not notify the Sellers of any objections against the Closing Statement within that period, the Closing Statement shall be final and binding between the Parties. If objections have been notified within that period and if the dispute cannot be settled by the Parties within one (1) month following receipt of such notification by the Sellers, the Closing Statement shall be finally determined by an accounting firm acting as expert (Schiedsgutachter) within the meaning of Sections 317 et seq. German Civil Code (Bürgerliches Gesetzbuch) and to be appointed by the board (Vorstand) of the Institute of Chartered Accountants (Institut der Wirtschaftsprüfer) at Düsseldorf upon request of either Party, unless determined unanimously by the Parties. Any difference between the Purchase Price paid at the Closing Date and the Purchase Price determined as set out above shall be paid by the relevant Party to the relevant other Party within ten (10) Business Days following the Closing Statement becoming final and binding.

5.4	Payment of the Purchase Price; Account of the Sellers

The Purchase Price shall become due and payable at Closing and shall be transferred in Euros in immediately available funds, without any deductions or withholdings and without any costs, charges and expenses for the Sellers to the account of Mr. Jan-Udo Kreyenborg, details of which are set out in Annex 5.4. By payment irrevocably received on the aforesaid account, the Buyer shall be released from its payment obligations under this Section 5 with regard to all Sellers. The aforesaid account of Mr. Jan-Udo Kreyenborg shall also be the relevant account for all other payments to be made to the Sellers under this Agreement, unless any other account has been designated by the Sellers to the Buyer in this Agreement (including the Annexes) or at least five (5) Business Days prior to the relevant amount becoming due and payable.

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5.5	Bank Guarantees

5.5.1	Bank Guarantee for Claims except Claims for Taxes

(i)	At Closing, the Sellers shall deliver to the Buyer a bank guarantee (Bürgschaft) in the aggregate amount of EUR 14,325,257.00 and in the form set forth in Annex 2.12.16 issued by HSBC Trinkaus & Burkhardt AG (or any comparable German Bank) as security for claims of the Buyer against the Sellers out of and in connection with this Agreement and its implementation, except claims out of Section 9 (Taxes) (the “Bank Guarantee 1”).

(ii)	The Bank Guarantee 1 shall be returned to the Sellers after the expiry of eighteen (18) months following Closing (the “Relevant Date”) if and to the extent the Buyer has not asserted any claim against the Sellers prior to the Relevant Date.

5.5.2	Bank Guarantee for Claims out of Section 9 (Taxes)

(i)	At Closing, the Sellers shall deliver to the Buyer a bank guarantee (Bürgschaft) in the aggregate amount of EUR 3,000,000.00 and in the form set forth in Annex 2.12.17 issued by HSBC Trinkaus & Burkhardt AG (or any comparable German Bank) as security exclusively (ausschließlich) for claims of the Buyer against the Sellers out of Section 9 (Taxes) (the “Bank Guarantee 2”).

(ii)	The Bank Guarantee 2 shall be returned to the Sellers three (3) months after the earlier of:

(a)	the relevant tax assessment (Steuerbescheid) for the Companies by which the reservation as to verification (Vorbehalt der Nachprüfung) of tax assessments regarding corporate income tax (Körperschaftsteuer) and trade tax (Gewerbesteuer) for Kreyenborg GmbH and BKG Bruckmann & Kreyenborg Granuliertechnik GmbH for the fiscal years 2009 until 2012 is cancelled, became final and binding (bestandskräftig), or

(b)	the reservation as to verification with regard to the aforesaid tax assessments expired according to § 164 IV German General Tax Code (Abgabenordnung)

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(the dates under (a) and (b) also the “Relevant Date” with respect to the Bank Guarantee 2), if and to the extent the Buyer has not asserted any claim against the Sellers based on Section 9 prior to the Relevant Date pursuant to this Section 5.5.2 (ii).

5.5.3	Joint Provisions for all Bank Guarantees

(i)	The bank issuing the Bank Guarantee 1 and the Bank Guarantee 2 (jointly referred to as the “Bank Guarantees”) shall pay to the Buyer upon the Buyer’s request any amount (i) explicitly recognized (ausdrücklich anerkannt) by the Sellers as being owed to the Buyer in writing (Schriftform), (ii) awarded to the Buyer by final arbitration award (Schiedsspruch), or (iii) agreed between the Sellers and the Buyer in a settlement or otherwise and in writing.

(ii)	For “asserting” any claim under the Bank Guarantees it shall suffice that the Buyer notifies in writing prior to the applicable Relevant Date a claim to the Sellers (or one of the Sellers), summarizing the facts and circumstances on which such claim is allegedly based, and specifying the estimated amount (if possible at the time). However, if the Buyer does not initiate arbitration proceedings against the Sellers with respect to the asserted amounts at least within three months after the applicable Relevant Date, the Bank Guarantee shall expire and shall be returned immediately to the Sellers after the end of the three months period.

(iii)	If the Buyer has asserted any claims against the Sellers prior to the applicable Relevant Date, and the cumulated amount of such claims is lower than the amount of the relevant Bank Guarantee in place, the relevant Bank Guarantee shall be replaced after the applicable Relevant Date by a new bank guarantee in the aggregate amount of such claims. The bank guarantees shall be exchanged by the Parties concurrently (Zug-um-Zug).

(iv)	To the extent the Sellers have paid to the Buyer any amounts claimed by the Buyer and secured under any of the Bank Guarantees, the relevant Bank Guarantee (i) shall be returned to the Sellers concurrently (Zug-um-Zug) against payment of the secured amount if the amount claimed corresponds to or exceeds the secured amount, or (ii) be reduced by such amounts paid and be replaced concurrently (Zug-um-Zug) by a new bank guarantee in the amount of the difference between the amount of the original Bank Guarantee and the amount paid to the Buyer (provided that the relevant period in Section 5.5.1 (ii) and Section 5.5.2 (ii) has not already expired with respect to such remaining amount).

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5.6	Value Added Tax

The Parties assume that the transaction as contemplated by this Agreement is a sale of one business going concern, and no value added tax (Umsatzsteuer) (“VAT”) is payable in connection with this transaction, neither according to German laws nor under any other applicable tax laws. If this assumption is incorrect, the Buyer shall pay any VAT, as applicable, in addition to the Purchase Price, following receipt of Sellers’ invoice reflecting the VAT as required by the applicable laws.

Section 6

Guarantees with respect to the Shares and the Companies

6.1	Guarantees of the Sellers

The Sellers hereby guarantee by way of an independent guarantee (selbständiges Garantieversprechen, Section 311 para 1 German Civil Code (Bürgerliches Gesetzbuch)) and subject to the restrictions and limitations contained in this Agreement, in particular, but not limited to, the time limitations, the de-minimis and maximum amounts set out in Sections 8 and 20, that the following facts and circumstances detailed in this Section 6 below are true and correct as of the Date of Signing and the Closing Date; provided, however that where specifically indicated that the respective guarantee is true and correct as of the Date of Signing, such guarantee is deemed to be given only as of the Date of Signing.

6.1.1	Capacity; Consents; Conflicts; Defaults

(i)	This Agreement has been duly and validly executed and delivered by the Sellers and constitutes a valid, legal and binding obligation of each Seller, enforceable in accordance with its terms.

(ii)

Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG is duly organized and validly existing under the laws of Germany, and has full power and authority to enter into this Agreement and to perform its obligations under this Agreement. The execution and delivery of this

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Agreement by Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG have been duly authorized by all requisite actions.

(iii)	Except for clearance under Anti-Trust Laws, neither the Sellers nor any of the Companies are under any obligation to make any filing with or to obtain any permit, authorization, consent or approval of, any Governmental Authority pursuant to any applicable laws as a condition to the lawful consummation of this Agreement or the other agreements, documents or instruments contemplated by this Agreement or the continuation of the Company’s business after the consummation hereof.

(iv)	No consent, approval, or authorization of any person is required in connection with the execution or performance of this Agreement by any Seller or the other agreements, documents, and instruments contemplated herein by any Seller or the continuation of the Business by the Buyer and the Companies following the consummation hereof.

(v)	As of the Date of Signing, neither the execution of this Agreement by the Sellers, nor the performance of the Sellers’ obligations hereunder, (a) violates, conflicts with, or constitutes a default under, any of the terms of the organizational documents of any of the Companies or of any shareholder agreement among the shareholders of any Company, or (b) violates, or conflicts with, or constitutes a default under any order, judgment, or decree of any Governmental Authority by which any of the Companies is bound, (c) results in the creation or imposition of any encumbrance in favour of any third person upon any of the assets of the Business, (d) to the Knowledge of the Sellers, violates any applicable law, or (e) constitutes an event which, after notice or lapse of time or both, will result in such violation, conflict, default, acceleration, or creation or imposition of Liens.

6.1.2	Organization; Corporate Ownership

(i)

The Companies are duly established and validly existing under the laws of the relevant jurisdiction where they are incorporated. The information given under Section 1 concerning the corporate ownership of the

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Companies is complete and correct. Except for (a) the Shares held by Mr. Theodor Bruckmann in BKG Bruckmann & Kreyenborg Granuliertechnik GmbH which are owned by Mr. Theodor Bruckmann, (b) the Shares held by BKG Bruckmann & Kreyenborg Granuliertechnik GmbH in this Company which are owned by this Company itself (eigene Anteile), and (c) the partnership interest held by Kreyenborg, Inc. in Kreyenborg America LP which is owned by Kreyenborg, Inc., the Sellers are the sole shareholders of the Shares as specified in Section 1. Mr. Jan-Udo Kreyenborg is duly entitled to sell the Shares held by Mr. Theodor Bruckmann in accordance with the terms of this Agreement.

(ii)	There are no controlling and/or profit and loss pooling agreements (Beherrschungs- und/oder Gewinnabführungsverträge) or similar agreements (Unternehmensverträge) between the Companies and the Sellers. For the avoidance of doubt, the operational lease agreement between Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG and Kreyenborg GmbH which will be terminated at Closing shall not be regarded as an agreement within the meaning of this Section 6.1.2 (ii).

(iii)	Except as set outlined in Section 1 hereof, none of the Companies has any subsidiaries or holds any participation in any person. Except as set forth in Section 1.3, none of the Companies has any branches or representative offices.

6.1.3	Corporate Documents

The corporate documents attached as Annex 6.1.3 (i) through (ii) (in case of the German companies: transcript of the commercial register (Handelsregisterauszug), list of shareholders (Gesellschafterliste) and articles of association (Gesellschaftsvertrag), in case of Kreyenborg, Inc. and Kreyenborg America LP: certificate of incorporation, by-laws or partnership agreement, as the case may be, and certificate of good standing - hereinafter referred to as the “Corporate Documents”) are authentic copies of the Corporate Documents. No resolutions or other statements to amend the Corporate Documents have been made, and no filings with any commercial register (or with an equivalent corporate authority) in respect of any Company are pending.

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6.1.4	Shares

(i)	The Shares have been validly issued in compliance with applicable law. Except as set out in Section 6.1.2 (i), the Sellers hold full and unrestricted legal title (uneingeschränkte rechtliche Inhaberschaft) to the Shares. The Shares are not pledged (verpfändet), attached (gepfändet), or otherwise encumbered (belastet) with any third party rights and are not subject to any (a) trust arrangement (Treuhandverhältnis), silent partnership (stille Beteiligung), sub-participation (Unterbeteiligung), or similar arrangement or any rights of any person; (b) pending transfer or other disposition (Verfügung); (c) sale, contribution or other contractual arrangement creating an obligation to transfer or encumber; or (d) shareholders’ resolution providing for their redemption (Einziehung).

(ii)	The Shares of each Company constitute the entire issued share capital of such Company. In case of Kreyenborg America LP, contributions to the partnership capital have been made in the aggregate nominal amount of USD 25,000.00. Other than the Shares, there are no other shares of or participations in any Company. No shares or participations of any kind have been issued or authorized by any of the Companies. Neither the Sellers, any Affiliates of the Sellers, nor any third party has any pre-emptive right (Vorkaufsrecht), right of first refusal (Vorerwerbsrecht), subscription right (Bezugsrecht), option right (Optionsrecht), conversion right (Wandlungsrecht) or similar right in respect of the Shares. There are no agreements which require the allotment, issue or transfer of any debentures in or securities of the Companies. There are no options, offers, tag along rights, drag along rights, warrants, subscriptions or agreements or rights of any kind to subscribe for, assume or purchase any shares or participation in any Company. There are no commitments or obligations to issue or grant any shares or participation in any Company, and neither the Companies nor their current or future shareholders have any obligations to grant such rights or to enter into any such commitments.

(iii)	The Shares are fully paid up (voll eingezahlt), in case of Kreyenborg America LP in an agreed amount of USD 25,000.00. All contributions have been made in compliance with applicable law and have not been repaid or returned, in whole or in part, whether open or disguised, directly or indirectly. There are no obligations to make further contributions (keine Nachschusspflichten).

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(iv)	Upon the sale and transfer of the Shares as contemplated in this Agreement, the Buyer will acquire the entire ownership of and any and all existing rights, interests, and participations in the Companies and will have the unrestricted and entire legal ownership (Eigentum) of the Shares, free and clear of any encumbrance with third party rights, including liens, pledges, easements, attachments, mortgages of any kind (“Liens”).

6.1.5	Financial Statements

(i)	The financial statements consisting of income statement and balance sheet of each of the Companies for the business year ending 31 December 2012 (jointly referred to as the “2012 Financial Statements”) attached hereto as
Annex 6.1.5 (i) have been prepared in accordance with the statutory provisions and generally accepted bookkeeping and accounting principles applied in the relevant jurisdiction (the relevant “GAAP”). The 2012 Financial Statements were prepared using accounting practices consistent with past accounting practices of the relevant Company and present a true and fair view of the assets and liabilities (Vermögenslage), the financial position (Finanzlage) and earnings position (Ertragslage) of the relevant Company as of the relevant balance sheet date.

(ii)	The management accounts (Betriebswirtschaftliche Auswertungen – “BWA”) of Kreyenborg GmbH and of BKG Bruckmann & Kreyenborg Granuliertechnik GmbH for the period 1 January 2013 through 30 June 2013 (jointly referred to as the “Management Accounts”, and together with the 2012 Financial Statements the “Financial Statements”) are attached hereto as Annex 6.1.5 (ii) and have been prepared in accordance with past practice of the relevant Company, but are not subject to any audit procedures and may not be qualified as (interim) financial statements in any respect. The Management Accounts have been prepared solely for internal controlling purposes, and the Sellers do not guarantee that the Management Accounts comply with German GAAP. The Management Accounts deviate in particular, but not limited to, due to the following reasons from year-end financial statements:

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(a)	The revaluation of selective provisions are not prepared at month end in the relevant Management Accounts;

(b)	revenues and costs might not recognized in line with German GAAP in the relevant Management Accounts as mandatory cut off procedures for the preparation of statutory financial statements are not conducted on a monthly basis in the Management Accounts;

(c)	balance sheet items and profit and loss lines might be reclassified not in line with German GAAP in the Management Accounts to allow for better control of the business operations.

Subject to the qualifications as set out above and subject to normal year-end adjustments, to the Knowledge of the Sellers, the Management Accounts do not materially misstate the financial position (Finanzlage) and earnings position (Ertragslage) of the relevant Company as of the relevant date of these Management Accounts.

6.1.6	No Undisclosed Liabilities or Loans

(i)	As of the Date of Signing, to the Knowledge of the Sellers, no Company has any liabilities or obligations, whether accrued or contingent, except (a) to the extent accrued for in the Financial Statements; (b) incurred since 31 December 2012 in the ordinary course of business consistent with past practice; or (c) liabilities which are not required to be recorded on a balance sheet according to applicable GAAP.

(ii)	Except as set out in this Agreement or as disclosed in Annex 6.1.6 (ii), there are no loans or comparable long-term liabilities, including any interest due thereon, and including any loans from or to any current or former shareholder, director, or employee of any of the Companies on the one side to or from a Company on the other side. For the avoidance of doubt, trade payables at arm’s length owed by a Company to the Sellers or Mr. Theodor Bruckmann or any of their other subsidiaries or Affiliates shall not be regarded as “loans” within the meaning of this clause.

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6.1.7	Real Estate

(i)	None of the Companies owns any real estate.

(ii)	Annex 6.1.7 (ii) contains a list of all lease agreements relating to real estate or facilities used by the Companies and correctly states for each such piece of real estate the location, the landlord and the date of the respective lease agreement (the real estate listed or to be listed in Annex 6.1.7 (ii) the “Leased Real Estate”). To the Knowledge of the Sellers, as of the Date of Signing, lease agreements listed or to be listed in Annex 6.1.7 (ii) are valid and binding. No real estate other than the Leased Real Estate is currently used by any of the Companies, nor has any Company any obligations under any other lease agreement or agreement relating to the use of any real property that is not listed in Annex 6.1.7 (ii). To the Knowledge of the Sellers, there is no material violation of the lease agreements set out in Annex 6.1.7 (ii).

(iii)	To the Knowledge of the Sellers (a) in the opinion of the Sellers, using a prudent business man’s standards, the Leased Real Estate is suitable and sufficient for conducting the business of the Companies as currently conducted; (b) the Leased Real Estate has all easements and rights of ingress and egress necessary for utilities and services and for all operations currently conducted by the Company occupying the respective Leased Real Estate; (c) there are no claims of adverse possession nor of any set of facts which might give rise to such claim with respect to any of the Leased Real Estate. There is no pending or threatened in writing condemnation, expropriation, or similar proceeding against any of the Leased Real Estate and to the Knowledge of the Sellers, there is no reason to assume that such a proceeding is threatened. To the Knowledge of the Sellers, there is no pending or threatened expressly or in writing action by any Governmental Authority that may change or affect the zoning or land use planning classification of any of the Leased Real Estate. To the Knowledge of the Sellers, all buildings, structures, and fixtures on the Leased Real Estate are in all material respects in appropriate operating condition and materially in a state of appropriate maintenance and repair, ordinary wear and tear excepted, are materially suitable for the purposes for which they are presently being used, and are in compliance with and meet all of the conditions of all building permits.

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6.1.8	Assets; Inventories

(i)	To the Knowledge of the Sellers, the Companies own or have the right to use all the tangible and intangible assets (including inventories) which are necessary for carrying out the Business. With the exception of the machines set out in Annex 6.1.8 (i), the assets, including the inventories, are in a condition which is, in both cases, adequate to carry on the Business in the ordinary course of business and in the same fashion and manner as currently conducted. As of the Closing Date, each of the Companies will have a level of inventories consistent with past practice.

(ii)	The Companies have good and marketable ownership of title, free of any encumbrances or rights of third parties within the meaning of Sections 435 et seq. German Civil Code (Bürgerliches Gesetzbuch) of the tangible assets listed in the Financial Statements, except customary retention of title clauses (Eigentumsvorbehalte) or transfers of ownership by way of security (Sicherungsübereignungen) entered into in the ordinary course of business.

(iii)	The tangible and intangible assets that are owned, licensed from third Persons or used by the Companies based on any other enforceable right, together with the Assets, constitute all the operating assets necessary to conduct the Business as currently conducted.

6.1.9	IP Rights

(i)	Annex 6.1.9 (i) includes for each Company a correct and complete list of all patents (Patente), utility models (Gebrauchsmuster), designs (Geschmacksmuster), trademarks (Marken), domain names (Domainnamen) and applications with respect to such rights (the “IP Rights”) owned by the respective Company, and correctly states for each such IP Right the type, subject matter, applicable register or other identification data and encumbrances (the IP Rights listed or to be listed in Annex 6.1.9 (i) the “Owned IP Rights”). For the avoidance of doubt, where indicated on Annex 6.1.9 (i) that an Owned IP Right is jointly owned with an other Person, the guarantees set out in this Section 6.1.9 shall apply only to the share of the relevant Company in such co-Owned IP-Right.

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(ii)	Except as shown in Annex 6.1.9 (ii), neither the Companies nor the Sellers have entered into license agreements as licensor with respect to any of the Owned IP Rights or any know-how gained internally or developed internally and used by any of the Companies (“Company Know-how”). With the exception of the name and logo “Kreyenborg”, the domain names containing the name “Kreyenborg” and the IP Rights forming part of the Assets to be sold as part of this Agreement and with the exception of the JONYX software which is known to the Buyer, neither the Sellers nor any of their Affiliates (not including the Companies) hold or own any intellectual property rights required for the business of each of the Companies as currently conducted.

(iii)	Except where set out in Annex 6.1.9 (i) that an Owned IP Right is jointly owned with another Person, each Company is the unrestricted legal owner of its Owned IP Rights and Company Know-how, and no Owned IP Right or Company Know-how is (a) encumbered with any rights of any third party, including, without limitation, any Sellers or any Sellers’ Affiliates; or (b) subject to any non-registered or otherwise pending transfer or other disposition or any sale, contribution or other contractual arrangement creating an obligation to transfer or to create, change or abolish any encumbrances.

(iv)	To the Knowledge of the Sellers, no former or current employee, contractor or consultant of any of the Companies, no Seller, no Affiliate of any Seller and no former or current employee, contractor or consultant of any of the Sellers or their respective Affiliates (other than the Companies) owns or has any rights in or to any Owned IP Rights or any Company Know-how.

(v)	Each Company and/or the Sellers (a) have properly maintained and are continuing until the Closing to properly maintain the Owned IP Rights to the extent required for the continuation of the Business, in particular in relation to applications in a timely manner for renewals and the payment when due of all registration and renewal fees as well as all annuities, and (b) have undertaken best efforts and will undertake best efforts to keep, respectively, in confidence all know how relating to the Owned IP Rights, the Company Know-how and the Companies’ business.

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(vi)	Except as set out in Annex 6.1.9 (vi), before and including as of the Date of Signing, the Owned IP Rights have not been challenged (angegriffen) by any third party and no such challenge has been threatened in writing. Except as set out in Annex 6.1.9 (vi), none of the Owned IP Rights is subject to any pending judgment, injunction, order or decree issued against the Sellers or any Company restricting the use thereof by it or restricting the licensing thereof by it to any third party.

(vii)	Except as disclosed in Annex 6.1.9 (vii), to the Knowledge of the Sellers, prior to the Closing Date, no Company infringed any intellectual property rights of any Person, and no such infringement has been asserted in writing.

(viii)	Except as disclosed in Annex 6.1.9 (viii), the Companies have paid all payments due to inventors under the Laws on Inventions of Employees (Arbeitnehmererfindungsgesetz).

6.1.10	Permits; Compliance; Public Subsidies

(i)	(a) Each Company holds all material permits, licenses and other public law approvals (öffentlich-rechtliche Erlaubnisse) which are necessary to conduct its business (the “Permits”); (b) to the Knowledge of the Sellers, on the Date of Signing, the Permits are in full force and effect (bestandskräftig), have not, to the Knowledge of the Sellers, been challenged (angefochten) by any third party, and to the Knowledge of the Sellers there are no circumstances which would justify such a challenge; and (c) to the Knowledge of the Sellers, as of the Date of Signing, none of the Companies has been notified in writing about the initiation of any proceedings regarding a revocation (Widerruf) or withdrawal (Rücknahme) of any Permit.

(ii)	Each Company is and within the last three (3) years prior to the date of Signing of this Agreement has been in compliance with (a) the Permits (including without limitation any ancillary provisions (Nebenbestimmungen) thereto); (b) to the Knowledge of the Sellers, all applicable laws, rules and regulations; and (c) orders, decrees or rulings of, or restrictions imposed by, any court or authority.

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(iii)	To the Knowledge of the Sellers, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in the termination of any Permit held by any of the Companies.

(iv)	There are no public grants (Zuschüsse), allowances, aids and other subsidies (Subventionen) in whatever form received by the Companies within the period of three (3) years prior to the Date of Signing of this Agreement.

6.1.11	Insurance

With the exception of the insurance agreements listed in Annex 6.1.11 and with the exception of vehicle insurances and employee related insurances, the Companies are not a party to any other material insurance agreement. All premiums due under the aforesaid insurance agreements have been duly paid and, to the Knowledge of the Sellers, there has been no breach of any material obligation of any Company under the insurance agreements.

6.1.12	Litigation; Product Liability

(i)	Except as listed in Annex 6.1.12 (i) (a), as of the Date of Signing the Companies are not involved in any litigation, including arbitration proceedings, criminal proceedings or investigations or administrative proceedings in dispute with a value in dispute higher than EUR 25,000.00 (“Litigation”). Except for the facts described in Annex 6.1.12 (i) (b), as of the Date of Signing no other Litigation was announced in writing. For the avoidance of doubt, Litigation includes employment related litigation.

(ii)	With the exception of warranty claims (Reklamationen) in the ordinary course of business for which sufficient warranty reserves (Rückstellungen) have been in made in the Financial Statements, as of the Date of Signing to the Knowledge of the Sellers the products designed, manufactured or distributed and the services rendered by the Companies to or for third parties do not suffer from any defects which give or could give rise to any product liability or warranty claims of a third party vis-à-vis a Company, and as of the Date of Signing to the Knowledge of the Sellers no such claims have been raised in writing against any Company.

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6.1.13	Agreements

(i)	“Material Agreements” shall mean any Contract as described below in this Section 6.1.13, to which any Company is bound as of the Signing Date and under which as of the Date of Signing, any of the Companies has any liabilities (other than “passive” warranty obligations during the warranty period where the customer has not asserted any warranty claim) or any obligations to perform:

(a)	agreements for joint ventures, strategic alliances, joint development of products and other forms of cooperation;

(b)	credit agreements with any Company as a lender or borrower and other instruments evidencing financial indebtedness of any Company, except for loans granted to employees of the Companies;

(c)	guarantees, suretyships (Bürgschaften), letters of comfort (Patronatserklärungen), performance or warranty bonds and similar instruments issued by any third party (including, without limitation, the Sellers and the Sellers’ Affiliates) to secure any indebtedness or other obligation of a Company, or by any Company, to secure any indebtedness or other obligation of a Company, of any of their Affiliates or any other person (in both cases not including the Guarantees set out in Section 17.2);

(d)	agreements regarding swaps, options, forward sales or purchases, futures and other financial derivatives and combinations thereof;

(e)	agreements to sell or otherwise dispose of any assets with a fair market or replacement value in excess of EUR 50,000.00;

(f)	agreements relating to capital expenditures involving an amount exceeding EUR 75,000.00;

(g)	lease agreements (other than the real estate lease agreements under Section 6.1.7 (ii) above) with any Company as lessor or lessee involving an annual rent (without ancillary costs) in excess of EUR 25,000.00;

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(h)	license agreements with any Company as licensee or licensor (excluding licenses for standard software and licenses granted to customers in the ordinary course of business);

(i)	agreements with the top-ten-customers (by turnover) in the fiscal year 2012 (including only framework agreements, not single orders);

(j)	agreements with top-ten-suppliers of any goods or services (by turnover) in the fiscal year 2012 (including only framework agreements, not single orders);

(k)	consultancy agreements (Beraterverträge) providing for an annual remuneration in excess of EUR 25,000.00;

(l)	any agreements with the Sellers, the Sellers’ Affiliates or any of their related parties, unless such agreements (i) will be terminated as of Closing as set out in Section 18.6 or (ii) will be entered into as provided for in this Agreement prior to or at Closing;

(m)	any Contract which is outside of the ordinary course of business;

(n)	any Contract which authorizes others to act on behalf of any Company (other than managing directors and Prokuristen entered into the commercial register);

(o)	any Contract regarding the disposition of accounts receivable (other than the disposition of one single account receivable of less than EUR 10,000.00); and

(p)	any Contract restricting a Company from carrying on its business or any part thereof anywhere in the world.

The	aforesaid threshold amounts shall in each case not include VAT, if applicable.

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(ii)	Other than orders of customers (“Customer Orders”) and orders of the Companies to suppliers (“Supplier Orders”), all Material Agreements have been provided by the Sellers to the Buyer prior to the date hereof and complete copies thereof are Data Room Documents except for the list of authorizations (lit. (n) above) which is included in Annex 8.2.1 (i). None of the Companies is bound by any Contract that qualifies as a Material Agreement and that is not a Data Room Document (except for Customer Orders and Supplier Orders).

(iii)	As of the Date of Signing, no party to a Material Agreement, nor any customer or supplier has given written notice of termination or indicated in writing that it will give notice of termination, and to the Knowledge of the Sellers, no circumstances – except a change of control due to the implementation of this Agreement – exist which give any party to a Material Agreement the right to terminate or modify such Material Agreement. As of the Date of Signing, to the Knowledge of the Sellers, no Company is in default (Verzug) under or has materially breached (Verletzung einer wesentlichen Vertragspflicht) any Material Agreement under which any contracting person has any remaining rights or obligations. Except as set forth in any Contract that is a Data Room Document, no consent is required under any Material Agreement in connection with the transactions contemplated by this Agreement for such Material Agreement to remain in full force and effect, and no person is entitled to terminate any such Material Agreement based on the consummation of the transactions contemplated by this Agreement.

(iv)	Annex 6.1.13 (iv) is a complete and correct list of any and all payment obligations (Zahlungsverpflichtungen), deliveries (Lieferungen) and outstanding service obligations (noch ausstehende Dienstleistungen) of any of the Companies after the date hereof arising out of any contracts entered into by any of the Companies with any person who is resident in or is an entity located or registered in a jurisdiction in which trade is not permitted currently by U.S. law. For purposes of this provision, the jurisdictions in which trade is not permitted currently by U.S. law are Cuba, Iran, North Korea, Sudan and Syria. For the avoidance of doubt, Annex 6.1.13 (iv) does not include contractual or statutory warranty obligations of the Companies or claims of customers in the aforesaid countries for maintenance support based on existing agreements.

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6.1.14	Employees and Pensions

(i)	Annex 6.1.14 (i) contains an anonymous list of all individuals employed full-time, part-time, temporarily or as an apprentice, including inactive employees such as those on short term disability, long term disability, workers compensation, maternity leave, pregnancy leave, adoption leave, parental leave, sick leave or any other leave of absence defined under applicable employment laws and managing directors, but excluding Mr. Jan-Udo Kreyenborg and Mr. Theodor Bruckmann (“Employees”) employed by the Companies as of the date indicated in the relevant lists for each Company, such lists stating details of their position, length of service, age, total current annual compensation (irrespective if agreed with the Employee in writing or otherwise agreed or granted or applicable and including the monthly fixed salary and any other additional remuneration paid monthly, bonus, commissions, company cars or other compensation in money or compensation in kind exceeding the amount of EUR 1,000.00 per year), the actuarial value of accrued pension rights as of 31 December 2012 (whether vested or unvested), and special termination protection (besonderer Kündigungsschutz), if any.

(ii)	Except for the Employees listed on Annex 6.1.14 (i), no Employees are or will, as a result of facts, events or circumstances existing or having occurred on or before the Signing Date, by operation of law or unilateral declaration of such person, become employees of any Company or the Buyer. None of the employees from temporary employment agencies will become an employee of any of the Companies.

(iii)	As of the Date of Signing, none of the Employees, Mr. Jan-Udo Kreyenborg or Mr. Theodor Bruckmann are entitled to receiving any compensation other than indicated on Annex 6.1.14 (i) and Annex 6.1.14 (iii), and none of the Companies has promised or committed to pay to any Employees or Mr. Jan-Udo Kreyenborg or Mr. Theodor Bruckmann after the Date of Signing any compensation that is not listed on Annex 6.1.14 (i) and Annex 6.1.14 (iii).

(iv)	Other than indicated on Annex 6.1.14 (i), none of the Companies has any apprentices, full time employees, part time employees or employees with a fixed term of employment. None of the Employees has a partial retirement agreement or has applied for a partial retirement agreement. There are no freelancers retained by any of the Companies.

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(v)	All loan employees used by the Companies are employed in accordance with all applicable laws, and have been duly remunerated in compliance with the applicable laws. To the Knowledge of Sellers, each Company has materially complied with all applicable laws, rules, regulations, orders, judgments, decrees or injunctions of any Governmental Authority in all matters involving its Employees, consultants or independent contractors, including but not limited to compliance with the principle of equal treatment.

(vi)	None of the Companies has any works council or similar employee representation body, or is or was any Company a member in any employers’ associations. Except as described in Annex 6.1.14 (vi), none of the Companies is subject to any collective bargaining agreement (Tarifvertrag), shop agreement (Betriebsvereinbarungen), collective promise (Gesamtzusagen), or other contract, agreement, or commitment with any labour union, works council, or other body of employee representation.

(vii)	There are no disputes between any of the Companies and any current or former Employee of any of the Companies, and no such disputes have been threatened in writing. During the past five years, there has not been any significant matter under discussion by the any of the Companies with any body of employee representation, or any strike, work stoppage, or any labour dispute relating to Employees.

(viii)	With the exception of Mr. Jan-Udo Kreyenborg and Mr. Theodor Bruckmann, to the Knowledge of the Sellers, none of the employees have indicated in writing an intention to terminate his or her employment as a result of the transactions contemplated by this Agreement.

(ix)	There are no severance entitlements or entitlements to other payments (other than pension payments) resulting from the termination of employment of current or former employees.

(x)	Annex 6.1.14 (x) (a) includes for each Company all agreements and other commitments, whether of an individual or collective nature,

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regarding pensions (betriebliche Altersversorgung) under which such Company has any obligations and (b) lists every pension, retirement, profit sharing, deferred compensation, stock option, severance pay, bonus or other incentive plan payments, any health plan (except for any mandatory contributions to the statutory health insurance), life or insurance plan or any other employee benefit plan or fringe benefit plan, irrespective if currently or previously adopted, written or unwritten, whether arrived at through individual agreement, collective bargaining or otherwise, accrued for in whole or in part, maintained, funded, or contributed to by any of the Companies (collectively, the “Benefit Plans”). Benefit Plans include benefits for Employees, former employees of the Companies, retirees, directors, independent contractors and any dependents or spouses thereof and any person who can claim any benefits from any of the Companies. All pension liabilities of each of the Companies arising from any pension promise of any Company or any Benefit Plan are accurately reflected on Annex 6.1.14 (i) or Annex 6.1.14 (x).

(xi)	Except as set forth on Annex 6.1.14 (x), none of the Companies maintains or contributes to any Benefit Plans, nor has any of the Companies taken any action to obligate it under, or to institute any such plan. Annex 6.1.14 (xi) is a complete list with all cover insurance and other funding models maintained by any of the Companies for the funding and coverage of any Benefit Plans (the “Funding Plans”). All Benefit Plans have been maintained, funded and administered in compliance in all material respects with all applicable laws, except where such noncompliance would not reasonably be expected to result in a material liability. None of the Companies has any outstanding contributions, liabilities or obligations with respect to its Benefit Plans and Funding Plans.

(xii)	Each of the Companies has retained and paid any and all contributions required to be made by it to pension, social, health or other insurance for all of its Employees and for all persons, whether considered independent or as employees of the respective Company, for which it is required by law to retain and make such contribution or payments.

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6.1.15	Insolvency

No insolvency, bankruptcy or composition proceedings have been, or have been threatened in writing to be, opened over the assets of the Companies or any Seller, and to the Knowledge of the Sellers, there are no circumstances which would require or justify the opening of or application for such proceedings. Neither the Companies nor any Seller is illiquid (zahlungsunfähig) or over-indebted (überschuldet) and, to the Knowledge of the Sellers, as of the date hereof, there are no reasons to assume that any of the Companies or Sellers will be overindebted or insolvent. No order has been made and no resolution has been passed for the winding-up of any of the Companies or for a provisional liquidator to be appointed in respect of any of the Companies, and no proceedings have been initiated against any Company under applicable composition, moratorium, reorganization, or similar laws.

6.1.16	Environmental

To the Knowledge of the Sellers, the properties and facilities used or operated by the Companies at any time prior to the Signing Date are not polluted or contaminated in a manner that violates any environmental laws. The relevant Company or the relevant Seller, as the case may be, has not received any written notification asserting a contamination or potential contamination of the relevant property. To the Knowledge of the Sellers, there are no circumstances that could give rise to any environmental liability of any Company.

6.1.17	Absence of Material Changes

Since 1 January 2013, each Company has conducted its business in the ordinary course (im gewöhnlichen Geschäftsbetrieb) consistent with past practice of the respective Company, and no Company has:

(i)	changed its accounting (including, without limitation, valuation and consolidation) policies or procedures, including any method of calculating bad debt, contingency or other reserves for accounting or financial reporting;

(ii)	made any write off or write down of or any determination to write-off or down any of its assets except for the usual write-offs in accordance with depreciation (Abschreibung für Abnutzung), consistent with past practice;

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(iii)	incurred any liabilities of any kind other than trade accounts payable, liabilities reserved for in the Management Accounts or other liabilities incurred in the ordinary course of business;

(iv)	accelerated the payment of any trade accounts receivable (compared to past practice) or paid any trade accounts payable before the respective due date;

(v)	waived, canceled, sold, or otherwise disposed of, for less than the face amount thereof, any claim or right which it had against any person inconsistent with past practice;

(vi)	delayed or otherwise deferred the payment of any liabilities, whether current or long term, or failed to pay any liability on a timely basis, in each case if inconsistent with past practice;

(vii)	with the exception of the acquisition of the Gildemeister milling machine which is known to the Buyer, made capital expenditures in a total amount in excess of EUR 100,000.00;

(viii)	delayed or otherwise deferred any material capital expenditures provided for in its budget or outside the ordinary course of business;

(ix)	sold, transferred, assigned, encumbered or otherwise disposed of or liquidated any of its assets, or entered into any transaction or incurred any obligation to sell, transfer, assign, encumber or otherwise dispose of any assets, other than dispositions in the ordinary course of its business;

(x)	increased or committed to increase the remuneration of any of its directors or employees (as regards directors and employees who are not a Seller or relatives of a Seller, outside usual increases made in accordance with past practice and within the ordinary course of business);

(xi)	entered into any agreement or other transaction with any Seller, Mr. Theodor Bruckmann, any of their Affiliates, or any person that is a related party to any Seller, any Affiliate of a Seller or Mr. Bruckmann (other than Contracts explicitly referred to in this Agreement);

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(xii)	suffered any material destruction, damage, or loss not covered by insurance; or

(xiii)	suffered any Material Adverse Effect.

6.1.18	No Leakage

No Leakage, as defined hereinafter, has occurred between 1 January 2013 and the Signing Date. “Leakage” means:

(i)	except for payments made under (a) the existing lease agreements between Kreyenborg GmbH and Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG relating to the real estate Coermühle/Münster and the Assets, and (b) the existing lease agreement between BKG Bruckmann & Kreyenborg Granuliertechnik GmbH and BKI Grundbesitz GmbH & Co. KG relating to the real estate Hessenweg/Münster, any dividend or distribution declared, promised, made or paid (whether actual or deemed), or any repayment of share capital, loan capital, other securities or any other return of capital by any Company to the Sellers;

(ii)	any payments made or loans or any kind of benefits granted to, or assets transferred to or liabilities assumed for the benefit of, any of the Sellers, Mr. Theodor Bruckmann or any of their respective Affiliates (but not including the Companies) or persons related to any of the Sellers, Mr. Theodor Bruckmann or any of their Affiliates by any Company other than (a) in the amounts set forth in the managing director employment agreements between the Companies and Mr. Jan-Udo Kreyenborg and Mr. Theodor Bruckmann which are Data Room Documents, (b) for deliveries of goods and services in the ordinary course of business in accordance with past practice between any of the Companies on the one side, and the Sellers and/or any of its subsidiaries (including the other Sellers) on the other side, (c) any payments made with the express written (e-mail sufficient) consent of the Buyer, (d) any payments made in accordance with this Section 6.1.18 or (e) payments otherwise provided for under this Agreement, including in particular payments under Section 18.8;

(iii)	issuing any additional shares or rights, options, or calls with respect to any shares or other interests or participation in any Company and any change whatsoever in the equity (Eigenkapital as defined in Section 266 (3) A German Commercial Code/HGB) structure of any Company;

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(iv)	the waiver by any Company of any amount owed to any Company by any of the Sellers, Mr. Theodor Bruckmann, any Affiliates of any Seller or of Mr. Theodor Bruckmann or any persons related to any Seller, Mr. Theodor Bruckmann or any of their respective Affiliates, other than as provided for under this Agreement;

(v)	the payment of, or incurring of any obligation to pay, any salary, bonus, severance, transaction bonus, fees or other sums to any employee, consultant or officer of any Company (other than any Seller or any of their respective Affiliates) other than payments shown on Annex 6.1.14 (i) and;

(vi)	the creation, assumption or increase of any indebtedness other than short term trading indebtedness incurred or arising in the ordinary course of business, or forgiving or discharging in whole or in part any outstanding loans or advances, other than advances to employees and consultants for travel and other expenses in the ordinary course of business;

(vii)	guaranteeing any indebtedness for borrowed money, issuing or selling any debt securities, creating, extending, granting or issuing any lien over any properties or assets (other than in the ordinary course of business, in particular in connection with the license or sale of any of products or services to customers);

(viii)	assuming, guaranteeing or otherwise becoming directly or indirectly liable with respect to any liability or obligation (whether absolute, accrued, contingent or otherwise and whether direct or indirect, or as guarantor or otherwise) of any other person, except in the ordinary course of business;

(ix)	any payments made, or sums incurred, by any Company to any third party other than payments made, or sums incurred, in the ordinary course of business;

(x)	the agreement or understanding to do any of the above items (i) to (ix);

(xi)	any Tax that may become payable as a consequence of items (i) to (x) above.

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6.1.19	No Unlawful Business Practices; Regulatory Compliance

(i)	Neither any of the Companies nor any of their directors, officers, employees or agents or any other person acting on behalf of any such person has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity or (b) made any unlawful payment to any government official or employee or any political party or campaign or violated any provision of the German Criminal Code, the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2011 or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions.

(ii)	Kreyenborg GmbH and BKG Bruckmann & Kreyenborg Granuliertechnik GmbH have complied with all applicable German export and foreign trade laws.

6.1.20	Finders’ Fees and Management Incentives

The Companies have not (i) incurred any obligation for brokerage or finders’ fees, agents’ commissions or similar payments to be made in connection with this transaction; or (ii) – except for a performance bonus of the managing director of BKG Bruckmann & Kreyenborg Granuliertechnik GmbH, Mr. Ralf Simon, and of other key employees of the Companies as provided in the agreements attached as Annex 6.1.20 with respect to the transactions contemplated hereunder – paid or promised to their officers, directors or employees any bonus or other special incentives in connection with this Agreement or the transactions contemplated therein.

6.2	No Guarantees for Projections, etc. and Other Documents

Without limiting the foregoing, the Buyer hereby acknowledges that the Sellers give no representation, warranty or guaranty of whatsoever nature with respect to any projections, estimates or budgets, business plans, forecasts, and the like delivered or made available to the Buyer (irrespective whether orally or documented and in particular, but not limited to, contained in the information memorandum and the information provided during the management presentations) of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business operations of the Companies.

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6.3	No other Guarantees, Representations and Warranties/Limitation of Remedies

Except for the guarantees contained in this Section 6, the Buyer does not request, and the Sellers do not make any other express or implied guarantee, representation or warranty to the Buyers. The Parties agree that the guarantees set forth above are only designated for the specific remedies set forth in Section 8, and that these guarantees shall not serve to provide the Buyers with any other claims than those set forth in this Agreement. The guarantees set out in Section 6 shall be deemed to be independent guarantees (selbständige Garantien), and shall under no circumstances be construed as representations of the Sellers with respect to the quality of the purchase object within the meaning of Section 443 German Civil Code (Bürgerliches Gesetzbuch) (Garantie für die Beschaffenheit der Sache). Therefore, the application of Section 444 German Civil Code (Bürgerliches Gesetzbuch) is hereby unanimously waived and excluded by the Parties.

Section 7

Guarantees with respect to the Assets

7.1	Guarantees of Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG

Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG hereby guarantees by way of an independent guarantee (selbständiges Garantieversprechen, Section 311 para 1 German Civil Code/Bürgerliches Gesetzbuch) and subject to the restrictions and limitations contained in this Agreement, in particular, but not limited to, the time limitations, the de-minimis and maximum amounts set out in Sections 8 and 20, that the following facts and circumstances detailed in this Section 7 below are true and correct as of the Date of Signing and the Closing Date; provided, however that where specifically indicated that the respective guarantee is true and correct as of the Date of Signing, such guarantee is deemed to be given only as of the Date of Signing.

7.1.1	Assets

(i)	With the exception of (a) the patents nos. DE102010000925.3, EP11701217.9, JP2012-548451 and US13/522,169 jointly owned by

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Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG and Seebach GmbH, and (b) the patents nos. EP0915729B1 and AT199700465A jointly owned by Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG and Lenzing Aktiengesellschaft, Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG is the sole owner of all of the Assets and holds good and marketable title to all the Assets, free of any encumbrances, charges or any third party rights. Except as set out under (a) and (b) above, there are no restrictions with regard to the sale and transfer of any of the Assets to the Buyer according to this Agreement. With the exception of the patents nos. DE102010000925.3, EP11701217.9, JP2012-548451 and US13/522,169 referred to above under (a), no rights of preemption (Vorkaufsrechte), rights of first refusal (Erwerbsrechte) or similar third party rights exist in case of a sale or a disposition of the Assets. The Assets are not subject to any sale, contribution or other contractual arrangement creating an obligation to transfer or other disposition.

(ii)	The tangible Assets are in a good working order and repair (normal tear and wear excepted), and each item is fit for its use intended by Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG.

7.1.2	Litigation

Except as listed in Annex 7.1.2, as of the Date of Signing, Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG is not involved in any Litigation, in each case relating to the Assets. Except for the facts described in Annex 7.1.2, as of the Date of Signing no other Litigation relating to any of the Assets was announced in writing or is, to the Knowledge of the Sellers, threatened.

7.1.3	IP Rights

(i)	Annex 7.1.3 (i) includes a correct and complete list of all Assets that are patents (Patente), utility models (Gebrauchsmuster), designs (Geschmacksmuster), trademarks (Marken), domain names (Domainnamen) and applications with respect to such rights and correctly states in each case the type, subject matter, applicable register or other identification data and encumbrances (the intellectual property rights listed or to be listed on Annex 7.1.3 (i) and the related know-how, the “IP Assets”).

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(ii)	Except as shown on Annex 7.1.3 (ii), Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG has not entered into any license agreement as licensor as regards any IP Assets.

(iii)	No IP Asset is subject to any non-registered or otherwise pending transfer or other disposition or any sale, contribution or other contractual arrangement creating an obligation to transfer or to create, change or abolish any encumbrances.

(iv)	To the Knowledge of the Sellers, no former or current employee, contractor or consultant of any of the Companies, no Seller, no Affiliate of any Seller and no former or current employee, contractor or consultant of any of the Sellers or their respective Affiliates (other than the Companies) owns or has any rights in or to the IP Assets.

(v)	Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG has properly maintained and is continuing until the Closing to properly maintain the IP Assets to the extent required for the continuation of the Business of the Companies, in particular in relation to applications in a timely manner for renewals and the payment when due of all registration and renewal fees as well as all annuities, and has undertaken best efforts and will undertake best efforts to keep, respectively, in confidence all know-how relating to the IP Assets.

(vi)	Except as set out in Annex 7.1.3 (vi), before and including as of the Date of Signing, no IP Asset has been challenged (angegriffen) by any third party and no such challenge has been threatened in writing. Except as set out in Annex 7.1.3 (vi), none of the IP Assets is subject to any pending judgment, injunction, order or decree issued against Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG or any Company restricting the use thereof by it or restricting the licensing thereof by it to any third party.

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7.1.4	No Change

Since 1 January 2013 and until the Date of Signing, there has not been any material adverse change to any of the Assets.

7.2	Reference to certain Subsections of Section 6

The provisions of Sections 6.2 and 6.3 shall also apply to the guarantees set out in this Section 7.

Section 8

Legal Consequences of a Breach of Guarantees

8.1	Breach of Guarantees

8.1.1	In case any guarantee of the Sellers pursuant to Section 6 of this Agreement is breached (a “Breach”), the Sellers shall put the Buyer or, at the Buyer’s option, an Affiliate of the Buyer or the relevant Company into the same position that they would have been in had the respective Breach not occurred (Naturalrestitution), provided, however, that the Buyer shall have the right to claim immediately compensation of damages in cash under the conditions set out in Section 8.1.3 below.

8.1.2	In case any guarantee of Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG pursuant to Section 7 of this Agreement is breached (also a “Breach”), Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG shall put the Buyer or, at the Buyer’s option, an Affiliate of the Buyer or the relevant Company into the same position that they would have been in had the respective Breach not occurred (Naturalrestitution), provided, however, that the Buyer shall have the right to claim immediately compensation of damages in cash under the conditions set out in Section 8.1.3 below.

8.1.3

If and to the extent remediation in kind (i) is not possible or (ii) has not been effected by the relevant Seller within a period of sixty days following delivery of a Breach Notice relating to the respective remediation as set out in Section 8.3, the Buyer shall be entitled to request from the Sellers compensation in cash

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(Schadensersatz in Geld). In the event a Damage is related to a Third Party Claim or if the remediation otherwise involves a third party as counterpart of the Buyer or the relevant Company, as the case may be (and only in these cases), the Buyer may elect, in its sole discretion, that the Sellers shall not be given the opportunity to remediate the respective Damage in kind (Naturalrestitution), but compensate the relevant Damage in cash, subject to the limitations set forth in this Agreement.

8.1.4	For the purposes of determining the liability of the Sellers for any Breach under this Section 8, Section 249 et seq. of the German Civil Code (Bürgerliches Gesetzbuch) shall apply, and the term “damage” (Schaden) within the meaning of Section 249 et seq. of the German Civil Code (BGB) shall include any and all direct, indirect and consequential damages (mittelbare Schäden oder Folgeschäden), losses, costs, liabilities, claim, expenses, costs of defence or litigation, reasonable fees and expenses of attorneys, accountants and other experts as provided in the relevant paragraphs of the German Civil Code; provided, however, that (i) internal costs of the Buyer, its Affiliates and the Companies in connection with any such damages, (ii) any lost profits (entgangener Gewinn) and (iii) any claims for damages calculated on a basis of multiples or on the argument that the Purchase Price was calculated upon incorrect assumptions shall be excluded (collectively, “Damages”).

8.2	Knowledge of the Buyer

8.2.1	Claims for a Breach shall be excluded if and to the extent the fact that results in the Breach

(i)	has been disclosed to the Buyer in this Agreement and the Annexes thereto, including Annex 8.2.1 (i) (additional disclosures), or

(ii)	has been included in any of the documents stored on the Data Room CD-ROM (as more specifically described in Section 8.2.3) (the “Data Room Documents”); provided, however, that any information contained in the Data Room Documents shall be regarded as having been disclosed only if the fact(s) resulting in a Breach are readily discernible from the relevant document revealing or containing the respective fact(s) (aus dem Dokument selbst ersichtlich oder eindeutig ableitbar); all such information, collectively and in parts, referred to as “Disclosed Information”.

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8.2.2	Any Disclosed Information shall be deemed to be disclosed for all of the Sellers’ guarantees, irrespective whether such disclosure has been made with respect to a specific item or guarantee. If and to the extent a fact has been addressed in this Agreement or in any of the Annexes hereto and also in any Data Room Document, and if and to the extent any of this information is contradictory, the information which excludes the liability of the Sellers to the utmost extent shall prevail.

8.2.3	For evidence purposes, the Parties have jointly deposited two CD-ROMs prepared by IntraLinks, containing all Data Room Documents and an index thereto (the “Data Room CD-ROMs”) with the acting notary. The acting notary is hereby instructed jointly by the Sellers and the Buyer to seal these CD-ROMs and to keep the CD-ROMs and refrain from handing them over to either Party or any third party. The acting notary shall be permitted, however, to (i) provide either Party at such Party’s specific written request with copies of any documents included on the CD-ROMs, provided that the acting notary shall immediately upon receipt send a copy of such request to the other Party, and (ii) open the seals in the presence of both Parties (or their Representatives) and provide the Parties (or their Representatives) with an opportunity to inspect and review the documents on the CD-ROMs. If a Party intends to inspect and review the documents on the sealed CD-ROMs, it shall notify the other Party in writing thereof (with a copy to the acting notary) at least five (5) Business Days in advance. If the other Party, despite being duly notified, does not show up for the inspection and review, the presence of such Party at the opening, inspection or review is not required. After every opening of the CD-ROM, the acting notary shall affix a new seal. Unsealed copies of the CD-ROMs shall be delivered to each of the Parties.

8.3	Breach Notice

If the Buyer becomes aware after the Closing Date of any Breach, the Buyer shall give the relevant Seller a written notice (the “Breach Notice”). The Breach Notice shall state the nature of the Breach, the facts and circumstances on which it is based and, to the extent possible, the estimated or final amount of Damages resulting therefrom. To the extent available, the Breach Notice shall be accompanied by supporting documentation and evidence. For the avoidance of doubt, the Sellers shall be under no obligation to comment on a Breach Notice, and the fact that no comments have been made shall not be construed as an acknowledgement of any claim and shall not have any comparable legal effect.

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8.4	Knowledge of the Sellers

If and to the extent any guarantees given under Section 6 are based upon the “Knowledge of the Sellers”, only the actual knowledge (positive Kenntnis) of Mr. Jan-Udo Kreyenborg, Mr. Theodor Bruckmann, Mr. Jan Ostgathe, Mr. Ralf Simon, Mr. Bernd Bakenecker and Mr. Alexander Brück shall be relevant. If and to the extent any guarantees given under Section 7 are based upon the “Knowledge of the Sellers”, only the actual knowledge (positive Kenntnis) of Mr. Jan-Udo Kreyenborg as managing director of the general partner of Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG and of Mr. Jan Ostgathe shall be relevant. For the avoidance of doubt, none of the aforesaid individuals shall be obliged to carry out any kind of enquiry or investigation with a view to this Section.

8.5	Exclusion of Claims

The Buyer shall not have any claim for Damages under Section 8.1 or 8.2, as the case may be, if and to the extent

(i)	a reserve for the respective Damage is accrued for in the Financial Statements;

(ii)	in case of matters related to deliveries and services (Lieferungen und Leistungen), to the extent general provisions (Pauschalrückstellungen) made in the Financial Statements can be dissolved; or

(iii)	the Damage is recoverable from a third person, including insurance, provided, however, that if and to the extent the Buyer or the relevant Company has a claim against a third person for compensation of the respective Damage or of parts thereof, (a) the Buyer shall use reasonable efforts, and procure that the relevant Company uses reasonable efforts, to enforce such claim, and (b) during the time period such claim against the third person is being enforced, the statute of limitation of the respective claim of the Buyer under this Agreement is being suspended (die Verjährung wird gehemmt).

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8.6	Mitigation of Damages; Compensation of Damages by Advantages

The Sellers shall not be liable for, and the Buyer shall not be entitled to bring any claim under or in connection with this Agreement if and to the extent that (i) the Damage results from a failure of the Buyer or any of its Affiliates (including, after Closing, the Companies) to avoid or to mitigate damages pursuant to Section 254 German Civil Code (Bürgerliches Gesetzbuch), and/or (ii) the relevant Damage is compensated by any financial advantage of the Buyer or any of its Affiliates, including, after Closing, the Companies (Prinzip der Vorteilsanrechnung).

8.7	No “Double Recovery”

Where one and the same set of facts (Sachverhalt) qualifies under more than one provision entitling the Buyer to a claim or remedy under this Agreement, the respective Damage shall be compensated only once (no double recovery). In particular, the foregoing shall apply if one and the same set of facts (Sachverhalt) qualifies under more than one of the Sellers’ guarantees.

8.8	De-minimis and Basket Amounts

8.8.1	Claims of the Buyer resulting from a violation of guarantees under Sections 6 and 7 shall be excluded, unless each individual claim arising from any single occurrence or item, or series of related occurrences or items resulting from a common cause (gleiche oder gleichartige Ursache) exceeds EUR 25,000.00, and the total amount of all claims exceeds EUR 250,000.00. In the event the aggregate amount of the claims exceeds EUR 250,000.00, the Buyer shall be entitled to recover the Damages exceeding EUR 250,000.00 (Freibetrag, nicht Freigrenze).

8.8.2	The limitations set forth in this Section 8.8 shall not apply in cases of fraud (Arglist) or willful misconduct (Vorsatz), provided that the burden of proof for fraud or willful misconduct shall be completely with the Buyer.

8.8.3	The limitations set forth in this Section 8.8 shall also not apply to any Breaches by the Sellers of the guarantees in Sections 6.1.1 to 6.1.4, 6.1.18 (no Leakage) and 7.1.1, provided that in such cases, the aggregate liability of the Sellers shall under no circumstances exceed the Purchase Price.

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8.9	Statute of Limitation

Claims resulting from the violation of guarantees under Section 8 shall become time-barred (verjährt) 18 months following Closing, except for claims for Breach of Sections 6.1.1 to 6.1.4, 6.1.16 (Environmental) and 7.1.1 which shall be time barred with the expiration of five (5) years as of the Closing Date.

8.10	Procedure in Case of Third Party Claims

8.10.1	In the event a third party asserts a claim or files a lawsuit against the Buyer and/or the Companies (“Defendant”) in connection with a Breach for which the Buyer may claim remediation or compensation from the Sellers under this Agreement (a “Third Party Claim”), the Buyer shall provide to the Sellers promptly a Breach Notice accompanied by a copy of the Third Party Claim and all other available information as regards the allegations of the third party claimant and provide the Sellers with the opportunity to present to the Buyer the Sellers’ position as regards the Third Party Claim.

8.10.2	The Buyer shall have the right, in its sole discretion, to settle any Third Party Claim; provided, however, that in the internal relationship between the Buyer and the Sellers, no settlement of any Third Party Claim with any third-party claimant shall be determinative for the existence or validity of the respective Third Party Claim or the amount of Damages relating to such matter, unless the Sellers explicitly consent to the respective settlement. In particular, the Sellers shall not be precluded from asserting that the Buyer failed to comply with its obligation to mitigate damages. If the Sellers consent to any settlement of the Buyer or the respective Company with the third party claimant, no Seller will have any power or authority to object to the amount or validity of any claim by the Buyer with respect to such settlement.

8.10.3	The Buyer can, at its sole discretion, ask the Sellers in writing if the Sellers wish to participate in the defence of the Third Party Claim. If the Sellers notify the Buyer in writing within ten (10) Business Days that the Sellers wish to participate in the defence, the following shall apply:

(i)

The Buyer shall procure that the Sellers get the opportunity to defend the Defendant against the Third Party Claim. The Sellers shall have the right to defend the Defendant with all appropriate measures and shall have the sole power to direct and control such defence at any time during the

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proceedings. In particular, the Sellers may participate in, and direct all negotiations and correspondence, appoint and instruct counsel and request that the Third Party Claim be litigated or settled according to their instructions. In defending the Third Party Claim, the Sellers shall reasonably take into account the interests of the Buyer and the Companies.

(ii)	The Buyer shall procure that the Defendant will fully cooperate with the Sellers in view of the defence of the Third Party Claim, provide the Sellers and their representatives (including, for the avoidance of doubt, their counsel and advisors) at Sellers’ cost copies of all relevant business records and documents and permit the Sellers and their representatives to consult with the directors, employees and representatives of the Buyer and/or the Companies.

(iii)	All costs and expenses incurred by the Sellers in defending such claim shall be borne by the Sellers, unless if it turns out that the Sellers had not been in breach of any guarantee relating to the Third Party Claim in which case such costs and expenses shall be borne by the Buyer and shall be reimbursed to the Sellers.

(iv)	For the avoidance of doubt, the fact that the Sellers assume according to this Section 8.10.3 the defence of any Third Party Claim does not lead to any kind of acknowledgement of the responsibility of the Sellers to indemnify and hold harmless the Buyer and its Affiliates (including the Companies) from any such Third Party Claim.

8.10.4	If the Buyer chooses to defend any Third Party Claim without any involvement of the Sellers as set out in Section 8.10.3, the Buyer shall duly defend the Third Party Claim, keep the Sellers informed about the status of the claim and duly consider any requests of the Sellers regarding the defence of the Third Party Claim. Section 8.10.1 shall remain unaffected.

8.11	Non Leakage

In the event of a non-compliance with or breach of the no Leakage clauses in Section 6.1.18 and/or Section 11.2.5 (xxv), upon request of the Buyer, the Sellers shall pay to the Buyer (or, if so directed by the Buyer, to a Company), Euro for Euro, i.e., an amount in cash equal to the aggregate amount which, if received by the relevant Company, would put the relevant Company into the same financial position it was in, had there not been any non-compliance or breach of the no Leakage clauses in Section 6.1.18 and/or Section 11.2.5 (xxv).

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Section 9

Taxes and Other Public Impositions

9.1	Definitions

9.1.1	For the purposes of this Agreement, the term “Taxes” shall include:

(i)	any federal, state, local and foreign taxes (Steuern) within the meaning of Section 3 German General Tax Code (Abgabenordnung) or any similar taxes under the laws of any other jurisdiction, including without limitation any joint or secondary liability for taxes;

(ii)	any contributions (Beiträge), including, but not limited to, social security contributions (Sozialabgaben); and

(iii)	any other public duties (Abgaben);

and in each case including any supplementary claims (steuerliche Nebenleistungen), interest (Zinsen), surcharges (Zuschläge), fees, duties, levies, imposts, customs or other assessments together with any penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto.

9.1.2	For the purposes of this Agreement, the term “Tax Return” shall mean any return, declaration, report, statement, claim for refund and other document of, relating to, or required to be filed in respect of, any and all Taxes required to be filed with any Taxing Authority, including any schedule or attachment thereto, and any amendment thereto, and including reports in connection with the withholding and remittance of Taxes. “Taxing Authority” shall mean any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration or collection of Tax or enforcement of any law in relation to Tax, social security contribution or public duties.

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9.2	Tax Filings and Payment Until the Closing Date

The Sellers hereby guarantee to the Buyer by way of an independent promise of guarantee pursuant to Section 311 para 1 German Civil Code (Bürgerliches Gesetzbuch), within the scope and subject to the requirements and limitations contained in this Section 9, and with effect as of the relevant date as specified hereinafter, that

(i)	the Companies have duly and timely filed, and will duly and timely (taking into consideration extensions of time allowed by the competent Taxing Authorities) file until the Closing Date, all Tax Returns that are required to be filed on or before the Closing Date;

(ii)	the Companies have paid, and will pay until the Closing Date, all Taxes that are due and payable on or before the Closing Date;

(iii)	as of the Closing Date, each of the Companies has withheld or collected and, when due, paid to the appropriate Tax authorities (or is properly holding for such timely payment) all Taxes required by law to be withheld or collected by them;

(iv)	the Companies have always satisfied their obligations in accordance with the laws in relation to the conservation of documents;

(v)	as of the Date of Signing, there is (a) no claim for Taxes being asserted or that has been previously asserted against any Company that has resulted in a Lien against the property of the respective Company, and there is no Lien for Taxes, other than Liens for Taxes not yet due and payable, (b) no audit of any Tax Return of any Company being conducted by a Taxing Authority, and (c) no extension of any statute of limitations on the assessment of any Taxes granted to any Company currently in effect;

(vi)	as of the Date of Signing, none of the Companies has been informed by any Taxing Authority in any jurisdiction that the jurisdiction believes that such entity was required to file any Tax Return that was not filed;

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(vii)	as of the Closing Date, none of the Companies has made any commitment or entered into any agreement or taken any action resulting in Tax deferral or in a Tax deferred liability; and

(viii)	as of the Closing Date, except with regard to the VAT tax group of Kreyenborg GmbH with Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG (the “VAT Tax Group”), none of the Companies is a party to or bound by any profit transfer, Tax sharing or Tax allocation agreement, and as of the Closing Date, the VAT Tax Group will be effectively terminated.

9.3	Liability for Taxes

9.3.1	The Sellers shall compensate the Buyer and its Affiliates (including the Companies) all Damages (as set out in Section 8.1.4) caused by, in connection or arising out of:

(i)	any and all Taxes imposed on any of the Companies and allocated to any time period before the Effective Date, including to Tax assessment periods (steuerliche Veranlagungszeiträume) ending on or before the Effective Date; and

(ii)	any and all Taxes of Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG imposed on Kreyenborg GmbH or for which Kreyenborg GmbH is held liable

(hereinafter “Tax Damages”). For the avoidance of doubt, Section 8 shall not be applicable for this Section 9.

9.3.2	The liability of the Sellers for Tax Damages shall be excluded if and to the extent such Tax Damages

(i)	are reserved for in the 2012 Financial Statements;

(ii)	are payable to any of the Companies by a third person based on a valid and enforceable claim for repayment or indemnification against a third party (including a Taxing Authority);

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(iii)	are the result of a reorganization or other measures initiated by the Buyer after the Closing Date, in particular by measures having retroactive effect on periods ending on or before the Effective Date;

(iv)	can be offset against future Tax reductions (Steuerminderungen) arising after the Effective Date out of the circumstance triggering the Tax indemnification claim, e.g., resulting from the lengthening of depreciation periods or higher depreciation allowances (Phasenverschiebung); any such Tax benefit shall be computed as a lump sum on the basis of the potential Tax savings during the first five years following the Effective Date and corresponding to the Tax liability, using the actual Tax rates for the relevant periods (or where the Tax rates are not yet known the Tax rates applicable at the time of computation) and discounted at an interest rate of 6%.

9.3.3	Tax Damages owed by the Sellers under this Section 9 shall be paid within ten (10) Business Days following written notice by the Buyer, provided that (i) the payment of such amounts to the Taxing Authority is due; and (ii) the Sellers shall not be required to make any payment earlier than five (5) Business Days before such Taxes are due to the Taxing Authority. If any appeal is being filed in connection with any Tax that is a Tax Damage, payment of such Tax to the Taxing Authority will be considered due not earlier than on the date such Tax has been finally determined (bestandskräftig) by either the Taxing Authority or a competent court; provided, however, that the Taxing Authority has granted relief from paying the assessed Tax until such Tax becomes final and binding. If this is not the case, the Sellers shall make a respective advance payment to the Buyer, provided that the relevant Company irrevocably assigns and transfers its right for repayment of the contested Taxes to the Sellers as collateral for any claim for repayment. If the final amount that is a Tax Damage is lower than the advance indemnification payment by the Sellers, the difference shall be reimbursed by the Buyer, including all interest earned thereon, if any.

9.4	Tax Filings after the Closing Date

The Buyer shall prepare and make all Tax Returns for the Companies required to be filed by or on behalf of the Companies after the Closing Date and not yet filed. Tax Returns relating to periods until the Effective Date shall be prepared on a basis consistent with those prepared for prior tax assessment periods, unless mandatory applicable Tax laws require otherwise. To the extent such Tax

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Returns relate to periods until and including the Effective Date, the Buyer shall make such Tax Returns available at least thirty (30) Business Days prior to the due date of such Tax Returns to the Sellers for review. The Sellers shall have the opportunity to provide to the Buyer within fifteen (15) Business Days following receipt of the draft Tax Return suggestions and the Buyer shall cause the Companies to observe the Sellers’ suggestions when finalizing and filing the respective Tax Return, except if and to the extent such suggestions are not in compliance with applicable mandatory Tax laws. For the avoidance of doubt, a suggestion based on minority opinions in the legal literature shall also be regarded as being in compliance with mandatory applicable Tax law for purposes of this Section 9, unless such opinion is totally inappropriate (unvertretbar); provided that such a Tax position was or will be fully disclosed to the Taxing Authorities in the respective Tax Return (Offenlegung gegenüber den Finanzbehörden) as required by the applicable Tax laws.

9.5	Tax Covenants

The Buyer covenants to the Sellers that, except if required by mandatory Tax laws or the Taxing Authorities, the Buyer will not initiate, and, to the extent permitted by applicable laws, cause the Companies not to initiate

(i)	any Tax election or the change of any Tax election, the amendment of any Tax Return or the taking of any Tax position on any Tax Return, the taking of any action, the omitting to taking any action or the entering into any transaction, merger, or restructuring that results in any increased Tax of any of the Sellers, Mr. Theodor Bruckmann or any of their Affiliates (other than the Companies), including any Tax Damages;

(ii)	the change or challenge of the understanding made between Kreyenborg GmbH and the Taxing Authority during the tax field audit conducted in 2009/2010 and set out in Annex 9.5 (ii) with respect to the current value depreciation (Teilwertabschreibung) of trade liabilities of Kreyenborg, Inc.;

(iii)	the change or challenge of the understanding made between Kreyenborg GmbH and the Tax authority during the tax field audit conducted in 2009/2010 as set out in Annex 9.5 (iii) with respect to the payment of the lease amounts by Kreyenborg GmbH to Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG regarding the real estate and Assets used by Kreyenborg GmbH;

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(iv)	any election under Section 338(h)(10) of the United States Internal Revenue Code (and any corresponding elections under state, local or foreign laws) to treat the purchase of the Shares of Kreyenborg, Inc. and/or Kreyenborg America LP as a purchase of assets for U.S. income tax purposes.

9.6	Procedure in Case of Tax Audits and Other Proceedings

9.6.1	Following the Closing Date, the Buyer shall promptly notify the Sellers of any Tax Audit or administrative or judicial proceeding that is announced or commenced and relating to any of the Companies and any Tax period ending on or before 31 December 2012, including in particular, without limitation, tax audits (Betriebsprüfungen) (“Tax Audit”). Such notice shall be made in writing and contain all facts and information describing the subject matter of the Tax Audit or the asserted Tax liability, if any, in reasonable detail, include copies of any notice or other document received from any Taxing Authority with respect of such Tax Audit and the asserted Tax liability of any of the Companies and contain complete information as regards all facts available to the Buyer and the Companies relating to the Tax Audit and in particular to any Taxes that potentially generate a Tax Damage (an “Indemnifiable Tax”).

9.6.2

Upon the Sellers’ request and at the Sellers’ expense, the Buyer will cause the Companies to retain the services of Sellers’ tax advisor Heinrichs Rose & Collegen Wirtschaftsprüfer Steuerberater Gesellschaft bürgerlichen Rechts, Münster (Westphalia), (“Sellers Appointed Tax Advisor”) to assist with information and documentation requests of the Taxing Authorities relating to any Indemnifiable Taxes and in connection with any Tax Audit of any Tax period ending on or before 31 December 2012. In the event of a Tax Audit of any Tax period ending on or before 31 December 2012, the Sellers Appointed Tax Advisor shall have the opportunity to actively participate in every meeting with the Tax Authorities (including the first meeting and until the final discussions (Schlussbesprechnung)), in presence of and in partnership with the tax advisor of the Buyer (“Buyer’s Appointed Tax Advisor”), and provide supporting documents, arguments, facts, etc. to defend the pre Closing Date tax treatment of the matter under review. The Sellers Appointed Tax Advisor shall constantly coordinate with the Buyer’s Appointed Tax Advisor, and participate

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in all discussions and communications with the Taxing Authorities. The Buyer shall cause the Companies to observe (befolgen) in all oral and written communication with the Taxing Authorities all suggestions of the Sellers Appointed Tax Advisor, except if and to the extent (ausgenommen soweit) such suggestions are not in compliance with the applicable mandatory Tax laws.

9.6.3	In the event the Sellers choose not to have Sellers Appointed Tax Advisor participate in the meetings with the Tax Authorities, and during the course of a Tax Audit, the Taxing Authorities raise any issues with respect to any Indemnifiable Taxes, the Buyer shall provide prompt notice to the Sellers, giving the Sellers the opportunity to provide supporting documents, arguments, facts, etc. to defend the pre Closing Date tax treatment of the matter under review. The Buyer shall cause the Companies to use such documents and arguments provided by the Sellers in the discussions with the Taxing Authorities, except if and to the extent such supporting documents and arguments provided by the Sellers are not in compliance with the applicable mandatory Tax laws.

9.6.4	In the event of a proposed settlement of an Indemnifiable Tax matter, the Buyer shall consult with the Sellers (or Sellers’ designated representative) and seek the Sellers’ consent, that should not be unreasonably withheld. In the event the Sellers Appointed Tax Advisor strongly recommends (nachdrücklich empfehlen) to enter into the proposed settlement, then the Sellers cannot withhold their consent for that settlement. If an appeal against the proposed handling of the respective Indemnifiable Tax is estimated to have less than a 50 % chance of success in the sole and unreviewable professional opinion of Sellers Appointed Tax Advisor, withholding the consent for the proposed settlement shall be deemed unreasonable.

9.6.5	If the Sellers shall request that the relevant Company files an appeal against a decision of the Taxing Authorities relating to an Indemnifiable Tax, the Buyer shall cause the relevant Company to file such appeal, except if and to the extent the arguments provided by the Sellers to supporting their position with respect to such Indemnifiable Tax do not comply with applicable mandatory Tax laws. The Buyer’s Appointed Tax Advisor shall be involved in all aspects of any appeal, Section 9.6.2 shall apply accordingly. The Sellers shall bear their own costs related to any participation in such an appeal, the costs of their advisors, the procedural costs of any appeal or procedure initiated upon their request as well as the costs of the respective Company related to such appeal or procedure requested by the Sellers.

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9.7	Tax Refunds

If a Company will receive a Tax refund relating to any period ending on or before the Effective Date (to the extent not reflected in the 2012 Financial Statements as an asset), the amount of such Tax refund less the amount of any Tax liability and administrative costs of any of the Companies related directly to such refund shall be paid by the Buyer to the Sellers without undue delay; provided, however, that losses recognized by the Taxing Authorities, including losses carried backwards, shall not be deemed a refund, and no refund shall be payable in the event the assessment generating the refund also generates an increase of the tax basis of any Company in any time period after 31 December 2012. The Buyer shall promptly notify the Sellers of any Tax refund relating to any period ending on or before the Effective Date.

9.8	Non-Compliance; No Deductions; Limitation Period

9.8.1	If the Buyer does not substantially comply with its obligations pursuant to Sections 9.4 and/or 9.6, the Sellers (i) shall not be liable for any such Taxes that any of them may owe or any reduction of any of their Tax assets as a result of such non-compliance, and (ii) shall have a claim against the Buyer to the extent such non-compliance results in Taxes of the Sellers, Mr. Theodor Bruckmann or any of their Affiliates (not including the Companies) which would not have occurred if the obligations of the Buyer under these Sections 9.4 and/or 9.6 had been properly complied with.

9.8.2	The liability of the Sellers for Taxes pursuant this Section 9 shall not be subject to any deductions or limitations, provided, however, that the aggregate liability of the Sellers under this Agreement shall not exceed under any circumstances the Purchase Price.

9.8.3	Claims of the Buyer relating to Taxes under this Section 9 shall become time-barred within six months after the relevant Tax liability became final and binding (bestandskräftig).

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Section 10

Guarantees of the Buyer

The Buyer hereby guarantees by way of an independent guarantee (selbständiges Garantieversprechen, Section 311 para 1 German Civil Code/Bürgerliches Gesetzbuch) that the following is true and correct as of the Signing Date and as of the Closing Date:

10.1	Authorization of the Buyer

10.1.1	The Buyer is duly incorporated, validly existing and in good standing under the laws of Ohio and has all corporate powers required to carry on its business as presently conducted.

10.1.2	The execution and performance by the Buyer of this Agreement are within the Buyer’s corporate powers, do not violate the articles of association, by-laws or other relevant corporate rules of the Buyer and have been duly authorized by all necessary corporate action on the part of the Buyer.

10.1.3	Assuming compliance with any applicable requirements under Antitrust Laws and other regulatory laws and except for any required approvals that have to be filed for based on information relating to the Companies and their business, the execution and performance of this Agreement by the Buyer require no approval or consent by any Governmental Authority and do not violate any applicable law or decision by any Governmental Authority binding on the Buyer.

10.1.4	As of the date hereof, there is no lawsuit, investigation or proceeding pending against, or to the Buyer’s Knowledge, threatened in writing against the Buyer before any court, arbitrator or governmental authority which challenges or seeks to prevent, alter or materially delay the transactions contemplated by this Agreement.

10.2	Financial Capability

The Buyer has sufficient immediately available funds or binding and unconditional financing commitments to enable it to make all payments required to be made by it under this Agreement.

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Section 11

Other Duties; Legal Relationship

Following Execution of the Agreement

11.1	Books and Records of the Companies

After the Closing, the Sellers and the Buyer shall, and shall cause their respective Affiliates to, provide to each other and to their respective officers, employees, counsel and other representatives, upon request, reasonable access for inspection and copying of all information and documents existing as of the Closing Date and relating to the Companies and the Business and shall use commercially reasonable efforts to make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions contemplated by this Agreement, the operations or activities relating to the Companies and the Business and as otherwise may be necessary or desirable to enable the Party requesting such assistance to: (i) comply with any reporting, filing or other requirements imposed by any Governmental Authority, (ii) assert or defend any action or allegation in any litigation or arbitration or in any administrative or legal proceeding, including actions or allegations that one Party to this Agreement has asserted against the other, or (iii) perform its obligations under this Agreement. The Party requesting such information or assistance shall reimburse the other Party for all reasonable out-of-pocket costs and expenses incurred by such Party in providing such information and in rendering such assistance. The access to information and documents contemplated by this Section 11.1 shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the Party having custody or control thereof may impose to preserve the confidentiality of information contained therein. Each Party hereto agrees for a period extending five years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such Party shall first offer in writing to surrender such books, records and other data to the other Party and such other Party shall not agree in writing to take possession thereof during the ten-day period after such offer is made.

11.2	Conduct of Business between Signing and Closing

11.2.1	For the time period between the Signing Date and the Closing Date, the Sellers shall conduct the business of the Companies, and cause the Companies to conduct their businesses, in the ordinary course (im gewöhnlichen Geschäftsgang) consistent with past practice and shall cause the Companies to preserve their ongoing business organizations and relationships with third parties.

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11.2.2	The Sellers will cause the Companies, to the extent required to fulfill the obligations of a prudent and reasonable businessman, each to (i) pay all of its debts and Taxes when due, except to the extent such debts or Taxes are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (ii) pay or perform its other obligations when due, and (iii) use commercially reasonable efforts consistent with past practice to (a) preserve intact its present business organizations, (b) keep available the services of its present officers and key employees, and (c) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses will be unimpaired at the Closing Date.

11.2.3	The Sellers will promptly notify the Buyer of any change, occurrence or event not in the ordinary course of business of the Companies, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, could have a material adverse effect on any of the Companies.

11.2.4	The Sellers will cause each of the Companies to assure that each of the Contracts entered into after the date hereof by it will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the transactions contemplated by this Agreement.

11.2.5	Without limiting the generality of the foregoing, for the period between the Signing Date and the Closing Date, the Sellers shall ensure that the Companies will not, without the prior written consent of the Buyer (e-mail sufficient),

(i)	adopt or propose any change in their certificate of incorporation, articles of association, by-laws or any other organizational documents;

(ii)	merge or consolidate with any other person, acquire, agree to acquire, dispose, agree to dispose of, or grant an option to purchase any assets or create an encumbrance on any assets, except in the ordinary course of business;

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(iii)	amend the terms of employment, grant any increase in wages, salaries, entitlements, bonus, or other remuneration of any employee or adopt or amend any employee or compensation benefit plan, or pay any special bonus or special remuneration to any employee or non-employee director, unless provided for in this Agreement with regard to transaction boni (Section 5.2.3 and Annex 6.1.20);

(iv)	hire any employees, consultants or independent contractors, or enter into, or extend the term of, any employment or consulting Contract with any person, or enter into any collective bargaining agreement;

(v)	grant any severance or termination payment to any person or amend or modify any existing severance or termination agreement with any person, except in the ordinary course of business or as required by law;

(vi)	issue or sell any shares, or any securities convertible into or exchangeable for any such shares, or issue, sell, grant or enter into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares;

(vii)	forgive, compromise, release, cancel or waive any claims or rights, or sell or otherwise dispose of any claims except for the face amount thereof, except in the ordinary course of business;

(viii)	transfer, assign, convey, or liquidate any assets or business or enter into any transaction or incur any liability or obligation related thereto, other than in the ordinary course of its business;

(ix)	delay or postpone the payment of any liabilities (compared to past practice), whether current or long term, or fail to pay any liability on a timely basis inconsistent with prior practice;

(x)	accelerate the payment of any trade accounts receivable (compared to past practice) or pay any trade accounts receivable before the respective due date;

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(xi)	pay any amount to any Affiliate, except payments within the ordinary course of business and consistent with past practice;

(xii)	enter into any Contract that, if entered into before the Closing Date, would be a Material Contract (other than a customer Contract) or a customer Contract with an aggregate value exceeding EUR 100,000.00 or amend to the disadvantage of the respective Company, or terminate, any such Contract;

(xiii)	terminate any Contract with any reseller, distributor, original equipment manufacturer or agent, where such termination would or could trigger any payment by the respective Company to such reseller, distributor, original equipment manufacturer or agent pursuant to the terms of such Contract or under law;

(xiv)	incur or guarantee any indebtedness for borrowed money, issue or sell any debt securities or prepay any debt, except for borrowings and repayments incurred in the ordinary course of business;

(xv)	make any loans or advances to, or any investments in or capital contributions to, any person, or forgive or discharge in whole or in part any outstanding loans or advances, other than advances to employees and consultants for travel and other expenses in the ordinary course of business;

(xvi)	transfer or license to any person (including through a reseller agreement) any intellectual property relying to the Business, other than in the ordinary course of business in connection with the license or sale of any of the products or services to customers by a Company;

(xvii)	sell, lease, license or otherwise dispose of or create, extend, grant or issue any Lien over any properties or assets (other than in the ordinary course of business in connection with the license or sale of any of products or services to customers);

(xviii)	enter into any operating lease pursuant to which the aggregate obligations exceed EUR 50,000.00;

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(xix)	make any capital expenditures or commitments, capital additions or capital improvements or enter into any capital leases except in the ordinary course of business (and not in excess of EUR 50,000.00, in the aggregate);

(xx)	commence any legal proceeding other than for the routine collection of bills or in such cases where it in good faith determines that failure to commence a legal proceeding would result in the material impairment of a valuable aspect of its business, provided that the respective Company consults with the Buyer before the filing of such a legal proceeding;

(xxi)	declare, set aside, make or pay any dividend or other distribution or otherwise purchase or redeem, directly or indirectly, any shares;

(xxii)	change in any respect its accounting practices, policies or principles;

(xxiii)	incur, assume, guarantee or otherwise become directly or indirectly liable with respect to any liability or obligation (whether absolute, accrued, contingent or otherwise and whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation of any other person), except in the ordinary course of business;

(xxiv)	permit any of the Companies to enter into any agreement or arrangement with Seller or its Affiliates;

(xxv)	do or omit anything the result of which would constitute a Leakage; or

agree in writing to take any of the actions described in the foregoing clauses of this Section 11.2.5 or undertake intentionally and deliberately any action which could reasonably be expected to make any of the Sellers’ guarantees contained in this Agreement that are given as of the Closing Date untrue or incorrect.

11.2.6	In addition, during the period between the Signing Date and the Closing Date, Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG shall not enter without the prior written consent of the Buyer (e-mail sufficient) in any license agreement relating to any intellectual property that is an Asset.

11.2.7	The consent of the Buyer to the measures set out above shall be deemed to be granted and the respective Company shall be entitled to proceed with the

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respective action if the relevant Seller notified the Buyer in writing (e-mail sufficient), and the Buyer did not notify the relevant Seller in writing (e-mail sufficient) of any objections within a period of five (5) Business Days after being provided with all relevant details necessary to make an informed decision concerning the respective inquired action.

11.2.8	For the avoidance of doubt, actions and measures provided for under this Agreement, including in particular, without limitation, (i) the execution of shareholders’ resolutions or similar undertakings in order to discharge (entlasten) Mr. Jan-Udo Kreyenborg and Mr. Theodor Bruckmann as managing directors of any of the Companies, as well as (ii) all actions required in order to transfer the existing pension obligation of Kreyenborg GmbH in favour of Mr. Jan-Udo Kreyenborg to another legal entity, shall be regarded as permitted actions pursuant to this Section 11.2.

Section 12

Confidentiality

12.1	“Proprietary Information”

For purposes hereof, “Proprietary Information” shall mean any information related to the Business, Companies and the Buyer and its Affiliates, including any information related to their respective business, organization, financial situation, operations, purchasing and sales activities, intellectual property, source codes, information relating to services, operating processes, procedures, price lists, customer lists, technology, designs, specifications, or other proprietary information of the business of the Companies and the Buyer and its Affiliates.

12.2	Confidentiality Undertaking

For a period of five years after the Closing Date, the Sellers shall treat any and all Proprietary Information as confidential and not disclose or make it available to any person unless it is or has been:

(i)	obtained legally and freely from a third party without restriction as to the disclosure of such information;

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(ii)	independently developed by the respective Seller at a prior time when the respective Seller was not an employee, independent contractor, board member or shareholder of any of the Companies and without the benefit of any of the Proprietary Information of any of the Companies;

(iii)	made public as required by applicable laws, court proceedings, or stock exchange regulations; or

(iv)	within the public domain or later becomes part of the public domain as a result of acts by someone other than any Seller.

12.3	Standard of Care

To the extent obliged to treat Proprietary Information as confidential, each Seller shall use the same degree of care as it uses with regard to its own proprietary information to prevent disclosure, use, or publication of the Proprietary Information.

Section 13

Covenant not to Compete

13.1	Covenant not to Compete

For a period of three years after Closing, none of the Sellers shall, directly or indirectly, engage in any Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below). For all purposes hereof, the term “Competitive Business Activity” shall mean: (i) engaging in, or managing or directing persons engaged in, any business that designs, develops, markets, licenses, distributes or sells any product which is substitutable for any product related to the Business and provided by any of the Companies on or prior to the Closing Date; (ii) acquiring or having an ownership interest in any entity that designs, develops, markets, licenses, distributes or sells any product which is substitutable for any product related to the Business and provided by any of the Companies on or prior to the Closing Date (except for passive ownership of three per cent or less of any entity whose securities are listed on any major national or international stock exchange); (iii) participating in any capacity (whether as consultant, advisor, independent contractor, proprietor, partner, joint venturer or otherwise) in the financing, operation, management or

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control of any Person or business that designs, develops, licenses, markets, distributes or sells any product which is substitutable for any product related to the Business and provided by any of the Companies on or prior to the Closing Date; or (iv) utilizing knowledge of the Business or relationships with customers, suppliers or others to engage or facilitate others to design, develop, license, market, distribute or sell any product which is substitutable for any product related to the Business and provided by any of the Companies on or prior to the Closing Date, in the Restricted Territory. For all purposes hereof, the term “Restricted Territory” shall mean Germany, Europe, Russia, the United States of America, Malaysia and China.

13.2	Exceptions to the Covenant not to Compete

The covenant not to compete pursuant to Section 13.1 does not apply (i) if and to the extent Mr. Jan-Udo Kreyenborg acts as consultant for the Companies or the Buyer or any of its Affiliates, and (ii) to the operations of Kreyenborg Plant Technology GmbH & Co. KG, BLS Integration GmbH & Co. KG and Bruckmann Steuerungstechnik GmbH as conducted at the Date of Closing.

13.3	Specific Use of Proprietary Information

13.3.1	Mr. Jan-Udo Kreyenborg and Mr. Theodor Bruckmann shall be permitted to use their professional expertise, customers contacts, supplier contacts and industry contacts and knowledge obtained during their activities as a managing director and shareholder of the Companies for activities that are not Competitive Business Activities; provided, however, that the use is in full compliance with the obligations pursuant to Section 12 hereof and this Section 13.

13.3.2	On a case-by-case basis, each of Mr. Jan-Udo Kreyenborg and Mr. Theodor Bruckmann may request from the Buyer the permission to use a specific item of Proprietary Information for activities that are not Competitive Business Activities, and the Buyer will grant such permission at its sole discretion.

Section 14

Non-Solicitation

From and after the date hereof and for a period of three years after the Closing Date, the Sellers shall not, directly or indirectly, solicit, recruit or hire (as an

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employee or contractor) any Employee of the Business who is currently employed by any of the Companies or induce any such Employee to terminate its employment or relationship with any of the Companies, the Buyer or any of its Affiliates. The placing of an advertisement for a position available to a member of the public generally and a hiring of an employee following such advertisement shall not constitute a breach of this Section 14.

Section 15

Names of the Companies, Product Names and Domain Names

15.1	Names of the Companies

15.1.1	The Companies shall be entitled to use their present names for a period of three months following Closing. Not later than at the end of this period, the Buyer undertakes to change the name of Kreyenborg GmbH to “Nordson Kreyenborg GmbH”, the name of Kreyenborg America L.P. to “Nordson Kreyenborg America, Inc.”, the name of Kreyenborg Inc. to “Nordson Kreyenborg, Inc.”, the names of the branch office in Shanghai (China) to “Nordson Kreyenborg (China) Ltd.”, the name of the branch office in Malaysia to “Nordson Kreyenborg Malaysia Ltd.” and the name of BKG Bruckmann Kreyenborg Granuliertechnik GmbH to “Nordson BKG GmbH”, or comparable other designations reflecting the envisaged combination of the two businesses.

15.1.2	Until the first anniversary of the Closing the Companies shall be entitled to use the name “Kreyenborg” as part of the names of the companies and branches set out in Section 15.1.1. By the first anniversary of the Closing, the Buyer undertakes to change the names of the companies and branches set out in Section 15.1.1 in a way that these names no longer contain the name “Kreyenborg” and the name “Bruckmann” or any similar names or abbreviations.

15.1.3	The Buyer hereby agrees and acknowledges that the name “Kreyenborg” is a genuine right of the Sellers, and that the name “Bruckmann” is a genuine name of Mr. Theodor Bruckmann, and the Buyer is not entitled to use the names “Kreyenborg” and/or “Bruckmann” or any variation(s) thereof other than explicitly provided for in this Section 15.

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15.2	Design and Logo “Kreyenborg” and Domain Names

The Parties are aware that all rights pertaining to the design and logo “Kreyenborg” as set out in Annex 15.2 (a) as well as to the domain names set out in Annex 15.2 (b) initially owned by Kreyenborg GmbH have been transferred to Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG (and thereafter to Kreyenborg Verwaltungs-GmbH) prior to Closing at no costs for Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG and Kreyenborg Verwaltungs-GmbH.

15.3	Non-exclusive License to use the Name, Logo and Domain Names

Mr. Jan-Udo Kreyenborg and Kreyenborg Verwaltungs-GmbH grant to Kreyenborg GmbH (for so long as it remains a wholly owned subsidiary of the Buyer) the non-exclusive, worldwide royalty-free license to use the name and logo “Kreyenborg” as set out in Annex 15.2 (a) as well as the domain names “kreyenborg.de”, “kreyenborg.com” (the name, logo and domain names, together, the “KBG Names”) as more specifically set out in the license agreement attached as Annex 15.3 (the “License Agreement”). The Sellers and Kreyenborg Verwaltungs-GmbH shall not assume any liability of whatever nature with respect to the license and the use of the KBG Names by the Buyer and any of its subsidiaries and Affiliates (including, after Closing, the Companies), and the Buyer shall indemnify and hold harmless the Sellers or Kreyenborg Verwaltungs-GmbH, as the case may be, from any liability arising out of the violation of the intellectual property rights of any person (other than any Seller or any Affiliate or relative of any Seller) by the use of the KBG Names by the Buyer or any of its Affiliates (including, after Closing, the Companies).

15.4	Change of IP Addresses, etc.

15.4.1	The Buyer undertakes to change the IP-addresses, internet presences and other features of the Companies which presently include the names “Kreyenborg” and “Bruckmann” at the latest twelve (12) months after the Closing in order to ensure that the name “Kreyenborg” and “Bruckmann” or any similar name will no longer be included in these features, other than as permitted by the License Agreement and unless a longer term is required with respect to regulatory requirements.

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15.4.2	The Buyer undertakes that the Companies will establish on their internet websites a link to the businesses carried out by Mr. Jan-Udo Kreyenborg for a period of at least six months following Closing in order to enable customers of such businesses to be redirected to the relevant website at no costs for the Sellers.

15.4.3	The Buyer ensures that the Companies will forward all e-mails addressed to the email address
“j-u.kreyenborg@kreyenborg.de” and “j.kreyenborg@kreyenborg.de” to the e-mail address j.kreyenborg@versanet.de of Mr. Jan-Udo Kreyenborg without undue delay for a period of six months after Closing. To the extent such e-mails contain business items only, Mr. Jan-Udo Kreyenborg undertakes to redirect Business related e-mails to the Buyer and to delete such e-mails immediately thereafter.

Section 16

Forgotten Assets

If, after the Closing Date, a Party becomes aware of or identifies any tangible or intangible asset pertaining exclusively to the Business that is owned by any Seller prior to the Closing Date, such Party shall promptly provide the other Party with written notice of such matter, and the Sellers shall arrange without undue delay for the sale and/or transfer of such asset to the Buyer at no cost for the Buyer.

Section 17

Loans to Shareholders; Collaterals

17.1	Loans to Shareholders

The loan granted by BKG Bruckmann & Kreyenborg Granuliertechnik GmbH to Mr. Theodor Bruckmann in an amount of originally EUR 110,000.00 (with a remaining value (including interest accrued) of EUR 36,666.00 as of 26 June 2013) will be repaid at Closing by way of a payment of the relevant amount out of the Purchase Price by the Buyer to BKG Bruckmann & Kreyenborg Granuliertechnik GmbH for the account of Mr. Theodor Bruckmann.

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17.2	Release of Guarantees

Kreyenborg GmbH issued a guarantee (Bürgschaft) in favour of Kreyenborg Plant Technology GmbH & Co. KG details of which are set out in Annex 17.2 (i). BKG Bruckmann & Kreyenborg GmbH & Co. KG issued a guarantee (Bürgschaft) in favour of BLS Integration GmbH & Co. KG details of which are set out in Annex 17.2 (ii). With respect to the aforesaid guarantees (the “Guarantees”), the following shall apply:

17.2.1	The Sellers shall procure that Kreyenborg Plant Technology GmbH & Co. KG and BLS Integration GmbH, as the case may be, will indemnify and hold harmless the Companies set out above from any liability incurred in connection with the relevant Guarantee.

17.2.2	The Sellers will use their best efforts to replace the Guarantees with new guarantees at the costs and expenses of the Sellers not later than three months following the Closing. Until that date, the Sellers shall submit to the Buyer the original guarantee letters together with written statements issued by the relevant creditors that no further claim will be made against the relevant Companies out of or in connection with the Guarantees.

17.2.3	If a release of the Guarantees cannot be achieved until the aforesaid date, e.g. due to a missing consent of the relevant creditor, the Sellers shall, at their own costs and expenses, submit to the Buyer upon request of the Buyer appropriate other securities, e.g. bank guarantees (Rückbürgschaften) of a first class German bank in order to ensure that the Companies will economically be released from their obligations under the Guarantees.

Section 18

Agreements to be executed prior to or at Closing;

Current Account; Transfer of Pension Obligation

18.1	Lease Agreement Coermühle/Münster

The Parties will ensure that at Closing Kreyenborg GmbH and Kreyenborg Vewaltungen und Beteiligungen GmbH & Co. KG will enter into and agree upon the long-term lease agreement regarding the premises at Coermühle/Münster substantially as set out in Annex 2.12.12.

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18.2	Lease Agreement Hessenweg/Münster

The Parties will ensure that at Closing, BKG Bruckmann & Kreyenborg Granuliertechnik GmbH and BKI Grundbesitz GmbH & Co. KG will enter into and agree upon the long-term lease agreement regarding the premises at Hessenweg/Münster substantially as set out in Annex 2.12.13.

18.3	Supply Agreements

The Parties will ensure that at Closing, Kreyenborg Plant Technology GmbH & Co. KG and Bruckmann Steuerungstechnik GmbH on the one side, and Kreyenborg GmbH and BKG Bruckmann & Kreyenborg Granuliertechnik GmbH on the other side, enter into and agree upon supply agreements as set out in Annex 2.12.18.

18.4	JONYX Software

The Parties will ensure that Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG on the one side, and Kreyenborg GmbH and BKG Bruckmann & Kreyenborg Granuliertechnik GmbH on the other side, will enter into and agree upon licence agreements with respect to the JONYX software as set out in Annex 2.12.19.

18.5	Insurance Protection

The Parties agree that the insurance protection of the Companies as presently in place will be terminated with effect as of the Closing Date. The Buyer will ensure sufficient insurance protection for periods following Closing at its own risk and account.

18.6	Termination of Agreements as of Closing

The Parties confirm, and the Parties will instruct the Companies accordingly that, unless specifically agreed in this Agreement, the agreements between the Companies and the Sellers and Mr. Theodor Bruckmann or other subsidiaries of the Sellers or Mr. Theodor Bruckmann listed in Annex 18.6, including in particular, without limitation, the existing lease agreements relating to the production sites at Coermühle and Hessenweg in Münster as well as the service agreements of Mr. Jan-Udo Kreyenborg and Mr. Theodor Bruckmann as managing directors of the Companies, will be terminated by mutual agreement with effect as of the Closing Date.

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18.7	Current Account (Verrechnungskonto)

At Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG and Kreyenborg GmbH, a current account (Verrechnungskonto) is kept by which payments relating to the lease of real estate and the Assets as well as VAT (in particular payments and reimbursements with a view to the existing VAT group (umsatzsteuerliche Organschaft) between these Companies) are booked and settled. The Parties hereby agree that this current account shall be maintained in accordance with past practice following Closing as long as bookings have to be made for periods until Closing, and that the Parties shall keep each other continuously informed about the status of the current account. Any balance due under the current account shall be paid by the relevant company to the other company within ten (10) Business Days upon notification of such payment obligation by the other relevant company. Upon fulfilling of all payment and filing requirements for pre-Closing periods, there shall be no more obligation to maintain these accounts.

18.8	Transfer of Pension Obligation

Prior to Closing, the existing pension obligation of Kreyenborg GmbH to Mr. Jan-Udo Kreyenborg set out in
Annex 2.12.15 will be transferred to another legal entity outside the Companies (which shall not be sold hereunder) to be designated by Mr. Jan-Udo Kreyenborg concurrently (Zug um Zug) against payment of an amount of
EUR 1,401,731.00 (corresponding to the net present value (Teilwert) of the pension obligation as of 31 December 2012 in an amount of EUR 1,338,377.00 as set out in the report of WIMA Gesellschaft für Wirtschaftsmathematik mbH dated 17 January 2013) plus the increase of this net present value for the period between 1 January 2013 and 30 June 2013 in an amount of EUR 63,354.00. The aforesaid payment has already been taken into account in the calculation of the Base Purchase Price and shall, therefore, not be regarded as a Leakage.

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18.9	Cooperation of the Parties

The rights of the Parties under this Agreement notwithstanding, from the Closing onwards the Sellers and the Buyer shall cooperate, and shall procure that their Affiliates cooperate, with reasonable efforts to provide for a smooth and expedient transition of the Business to the Buyer.

Section 19

Exclusion and Waiver of all Other Claims, Specific Indemnification

19.1	Exclusion and Waiver of all Other Claims

Except as explicitly stated in this Agreement, in particular under Section 4.2, Section 8, Section 9, Section 17.2 and Section 19 and apart from claims for specific performance (Erfüllungsansprüche) (and any claims for damages if the claim for specific performance is not complied with), and to the extent permissible under mandatory law, any other claims or remedies of the Buyer are hereby waived and excluded, including in particular, without limitation, claims based on pre-contractual fault (culpa in contrahendo), breach of contract (positive Vertragsverletzung or Pflichtverletzung aus dem Schuldverhältnis), frustration (Störung der Geschäftsgrundlage) or reduction of the purchase price (Minderung), including in particular, without limitation, any rights and claims based on Sections 241 para 2, 311 para 2 and 3, 323 et seq., 313, 434 et seq. German Civil Code (Bürgerliches Gesetzbuch), unless this Agreement explicitly provides for such a right. Any right to withdraw (Rücktrittsrecht) from this Agreement or right of rescission (Anfechtung) - regardless of its legal basis - is hereby waived and excluded, unless this Agreement explicitly provides for such a right to withdraw or a right of rescission (Anfechtung). Furthermore, the Buyer hereby waives any and all claims resulting from liability in tort (deliktische Ansprüche) against the Sellers. The aforesaid waiver shall not apply to any rights or remedies for fraud (Arglist) or willful misconduct (Vorsatz).

19.2	Specific Indemnification

The Sellers shall indemnify and hold harmless the Buyer and its Affiliates (including the Companies) from and against any claims and Damages caused by or arising out of:

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(i)	the pension obligation of Kreyenborg GmbH towards Mr. Jan-Udo Kreyenborg, including, for the avoidance of doubt, any pension payable to Mr. Kreyenborg by any Company and any costs related thereto; and

(ii)	the Agreements listed in Annex 18.6 or their termination, provided that claims arising out of these Agreements and their implementation relating to periods until Closing shall remain unaffected and shall not lead to any indemnification claim under this Section.

19.3	Limitation Periods

19.3.1	Claims resulting from the violation of or non-compliance with the Sellers’ main obligations (Hauptleistungspflichten) pursuant to this Agreement and claims relating to the violation by a Seller of the obligations provided in Section 12 (Confidentiality) shall become time-barred (verjährt) five years following the Closing.

19.3.2	Claims based on Section 19.2 (i) shall become time-barred (verjährt) thirty years following the Closing.

19.3.3	Claims pursuant to Section 19.2 (ii) and any claims relating to any non-compliance with or violation by any Seller of any covenants provided in this Agreement (other than a Breach of guarantees and other than Section 12 (Confidentiality)) shall become time-barred (verjährt) three years following the Closing.

Section 20

Liability Cap

20.1	Liability Cap

The Sellers’ liability for any and all claims arising out of and in connection with this Agreement and its implementation, including in particular, without limitation, claims under Sections 6, 7, 8 and 19, are limited to a total amount of EUR 14,325,257.00 (the “Liability Cap”), unless specifically, explicitly and exhaustively (abschließend) agreed to the contrary in Sections 20.2 and 20.3.

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20.2	Exceptions to the Liability Cap

The Liability Cap shall not apply to:

(i)	claims for specific performance (Erfüllungsansprüche), including as regards the main obligations of the Sellers under this Agreement (Hauptleistungspflichten),

(ii)	any breaches by the Sellers of the guarantees in Sections 6.1.1 to 6.1.4 (title guarantees with respect to the Companies), 6.1.18 (no Leakage) and 7.1.1 (title guarantees with respect to the Assets),

(iii)	claims under Section 11.2.5 (xxv) (no Leakage),

(iv)	claims under Section 9 (Taxes), and

(v)	claims under Section 19.2,

provided that for all cases (i) to (v), the aggregate liability of the Sellers shall under no circumstances exceed the Purchase Price.

20.3	Fraud and Willful Misconduct

The Liability Cap shall also not apply in cases of fraud (Arglist) or willful misconduct (Vorsatz), provided that the burden of proof for fraud or willful misconduct shall be completely with the Buyer.

Section 21

Taxes and Costs

21.1	Costs and Expenses of each Party

Each Party shall bear its own costs and expenses in connection with the preparation, execution and implementation of this Agreement, including any and all professional fees of their advisors and including costs of representation (Stellvertretung).

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21.2	Costs and Taxes relating to the Transfer of the Shares; Merger Control Costs

Any and all costs for the transfer of the Shares sold according to this Agreement, and of the transfer of the Assets and the Business Contracts, including any registration costs, costs of merger control proceedings, transaction taxes or property acquisition taxes shall be borne by the Buyer.

21.3	Capital Gains Taxes

Capital gains taxes (Steuern auf einen Veräußerungsgewinn) arising out of the sale of the Shares and the Assets and the Business Contracts as set out under this Agreement shall be borne by the relevant Seller (provided that, for the avoidance of doubt, any capital gains taxes relating to the sale of the Share held by Mr. Theodor Bruckmann in BKG Bruckmann & Kreyenborg Granuliertechnik GmbH will be borne by Mr. Theodor Bruckmann).

21.4	Notarial Fees

Notarial fees out of and in connection with this Agreement and the transfer of the Shares shall be borne by the Buyer.

Section 22

Designation of new Buyer(s); Guarantee of Ultimate Parent

22.1	Designation of new Buyer(s)

The Buyer shall be entitled to designate no later than ten (10) Business Days prior to Closing vis-à-vis the Sellers one or more wholly-owned direct or indirect subsidiaries of the Buyer (for the avoidance of doubt, not including the Companies) as the buyer(s) pursuant to this Agreement. Such designated entity/ies shall then be the Buyer(s) under this Agreement and shall be deemed to have been the Buyer(s) with all its rights and obligations as of the date hereof, and the original Buyer shall then become the Buyers’ Guarantor pursuant to Section 22.3 below and shall then remain a Party to this Agreement as Guarantor.

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22.2	Requirements for Designation

The designation shall be made by way of a joint notice, or by way of a notarial instrument (if requested by either Party), signed by the original Buyer and the designated Buyer(s), indicating (i) for which Shares and/or Assets and the Business Contracts the new buyer(s) shall become the Buyers under this Agreement, provided that the Shares of a single Company and all Assets and Business Contracts, respectively, may only be allocated to a single new buyer, unless specifically agreed to the contrary by the Sellers, and (ii) the addresses of the new buyers being relevant under Section 25, and shall be sent to the Sellers with a copy to the acting notary.

22.3	Guarantor

With respect to all claims of the Sellers against one, several or all of the Buyers (designated in accordance with Section 22.1) out of and in connection with this Agreement and its implementation, Nordson Corporation hereby assumes the independent guarantee as primary obligor (Selbständiges Garantieversprechen, Section 311 para 1 German Civil Code/Bürgerliches Gesetzbuch). Nordson Corporation and the Buyers, as the case may be, shall be jointly and severally liable (gesamtschuldnerische Haftung).

Section 23

No right to set-off; Liability of the Sellers;

Transfer of Rights and Obligations; Exercise of Rights;

Payments by the Sellers as Reduction of the Purchase Price

23.1	No Rights to Set off/No Rights of Retention

Except as otherwise provided in this Agreement, neither Party to this Agreement shall be entitled to set off (aufrechnen) or net off (verrechnen) its claims against any claims of the respective other Party or to exercise any rights of retention (Zurückbehaltungsrecht), except for claims which are undisputed or res iudicata.

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23.2	Liability of the Sellers

The Sellers shall be jointly and severally liable (gesamtschuldnerische Haftung) for all claims for payment of the Buyer against any of the Sellers out of and in connection with this Agreement and its implementation.

23.3	Transfer of Rights and Obligations

This Agreement as well as the rights and obligations resulting therefrom shall not be transferable either in whole or in part without the prior written consent of the respective other Party by way of a legal transaction.

23.4	Exercise of Rights of Several Buyers

If and to the extent this Agreement provides for more than one Buyer or a Buyer and the Guarantor being entitled to exercise a right out of and in connection with this Agreement, the Buyers and/or the Guarantor, as the case may be, may exercise such rights only jointly (gemeinsam) and accordingly (einheitlich).

23.5	Exercise of Rights of the Sellers

If and to the extent this Agreement provides for more than one Seller being entitled to exercise a right out of and in connection with this Agreement, such Sellers may exercise their rights out of and in connection with this Agreement and its implementation only jointly (gemeinsam) and accordingly (einheitlich).

23.6	Payments by the Sellers as Reduction of the Purchase Price

Any payments made by any of the Sellers to the Buyer and/or the Companies under this Agreement shall be qualified and treated as a reduction of the Purchase Price.

23.7	Consent of Mrs. Elisabeth Maria Kreyenborg

The consent of Mrs. Elisabeth Maria Kreyenborg according to Section 1365 German Civil Code (BGB) has been obtained as a matter of precaution and is attached hereto as Annex 23.7.

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Section 24

Confidentiality; Statements to the Press

24.1	Confidentiality

The Parties will treat the existence and the content of this Agreement confidential vis-à-vis third parties if and to the extent they are not obliged to disclose or if the disclosure is necessary for the conclusion and/or the implementation of this Agreement. The Parties shall take all reasonable measures even in such case to guarantee the confidentiality with regard to the existence and the content of this Agreement to the maximum possible extent. The obligation of the Parties under Section 24.1 shall terminate on the tenth (10th) anniversary of the Closing Date. For the avoidance of doubt, notwithstanding anything of the foregoing, the Buyer and its Affiliates shall be permitted to make any and all filings and announcements they are required to make by applicable laws, without the consent of the Sellers.

24.2	Statements to the Press

The Parties shall agree on any statements to the press (other than the announcements the Buyer and its Affiliates are required to make in accordance with applicable laws) and any additional information to be communicated to the press or any other third party if and to the extent the sale of the Shares and/or Assets and Business Contracts is concerned.

Section 25

Notices

25.1	Addresses

Notices in connection with this Agreement shall be sent exclusively to the following addresses:

Notices to the Sellers:

Mr. Jan-Udo Kreyenborg

Pröbstingstrasse 32

D-48157 Münster

Germany

e-mail: j.kreyenborg@versanet.de

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Kreyenborg Verwaltungen und Beteiligungen GmbH & Co. KG

Att.: Mr. Jan-Udo Kreyenborg

Pröbstingstrasse 32

D-48157 Münster

Germany

e-mail: j.kreyenborg@versanet.de

Notices to Kreyenborg Verwaltungs-GmbH:

Kreyenborg Verwaltungs-GmbH

Att.: Mr. Jan-Udo Kreyenborg

Pröbstingstrasse 32

D-48157 Münster

Germany

e-mail: j.kreyenborg@versanet.de

in case of notices to the Sellers and/or to Kreyenborg Verwaltungs-GmbH with a courtesy copy to:

FRANZ RECHTSANWÄLTE Partnerschaftsgesellschaft

Att. Dr. André Kowalski

Kaistrasse 16A

D-40221 Düsseldorf

Germany

Fax: +49 211 157676 76

e-mail: kowalski@franzlegal.com

Notices to the Buyer (including any buyer designated in accordance with Section 22.1):

Nordson Corporation

Att. Mr. Robert Veillette

Vice President and General Counsel

28601 Clemens Road

Westlake, Ohio 44145

United States of America

e-mail: rveillette@nordson.com

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in case of notices to the Buyer (including any buyer designated in accordance with Section 22.1) with a courtesy copy to:

Jones Day

Att: Adriane Sturm

Prinzregentenstrasse 11

D-80538 Munich

Germany

Fax: +49 89 20 60 42 293

Email: austurm@jonesday.com

25.2	Changes of Addresses

The above-mentioned addresses shall continue to be effective until a Party notifies the other Parties of any changes by registered mail.

25.3	Form of Notices

All notices or any other notifications shall be made in writing (Textform oder Schriftform), delivered by hand, registered mail or by courier using an internationally recognized courier company, or by fax or by way of pdf-email attachment, provided that such email attachment bears the letterhead of the sending Party and a signature, and to the above-mentioned addresses.

25.4	Effectiveness of Notices

A notice shall be effective upon receipt and the opportunity to obtain knowledge of contents (Zugang) by the respective Party pursuant to Section 25.3 and shall be deemed to have occurred (i) at delivery, if delivered by hand, registered mail or courier, (ii) at transmission, if delivered by facsimile, provided that the person sending the facsimile shall have received a transmission receipt confirming a successful transmission thereof, (iii) at transmission if delivered by pdf-email attachment, provided that the person sending the email shall not have received an out-of-office reply and shall have received a transmission receipt confirming a successful transmission thereof.

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25.5	Notices to One of the Sellers or One of Several Buyers

Notices to one of the Sellers or to Kreyenborg Verwaltungs-GmbH shall be deemed to be served properly also if they have been served only to Mr. Jan-Udo Kreyenborg. Notices to one of the Buyers shall be deemed to be served properly also if they have been served to Nordson Corporation. The right of the other Parties to effect formal services also at the addresses of the other Buyers or of the Guarantor shall remain unaffected.

Section 26

Arbitration

26.1	Arbitration

Any and all disputes arising out of or in connection with this Agreement and its implementation or its validity shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS Deutsche Institution für Schiedsgerichtsbarkeit e.V.) in its respective version without recourse to the ordinary courts of law. The arbitration tribunal consists of three (3) arbitrators which shall be admitted to the bar in Germany (Zulassung als Rechtsanwalt) and shall have a substantial experience in M&A transactions. The arbitration tribunal shall also decide on the validity, legality and interpretation of the arbitration clause itself.

26.2	Place of Arbitration; Language

The arbitration proceedings shall take place in Düsseldorf and shall be conducted in the English language. The right of each party to submit documents as evidence in any other language without official translation shall remain unaffected.

26.3	Multi-Party Arbitration

For the purposes of this arbitration clause and of the arbitration proceedings, the Sellers on one side, and the Buyers and the Guarantor on the other side shall be deemed to be one and the same party and shall be under the obligation to act accordingly.

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26.4	Ordinary Courts

The ordinary courts of Münster (Westphalia), Germany, shall have jurisdiction for all disputes arising out of and in connection with this Agreement and its implementation which do not fall into the competence of the arbitration tribunal.

Section 27

Miscellaneous

27.1	Applicable Law

This Agreement shall exclusively be subject to and shall be construed in accordance with the laws of the Federal Republic of Germany, without regard to principles of conflict of laws. The provisions of the International Convention of the Sale of Goods and any similar international uniform laws shall not apply.

27.2	Amendments or Supplements to this Agreement

Amendments or supplements to this Agreement shall be made in writing and with express reference to this Agreement unless any other form is required. The same shall apply with respect to any change of this clause itself.

27.3	Definition of “Business Day”

“Business Day” means any day (other than a Saturday or Sunday) on which banks in the city of Düsseldorf and in Cleveland, Ohio, are open for the transaction of normal banking business.

27.4	Headings; Term “including” and similar Terms

The headings and sub-headings of the sections contained herein are for convenience and reference purposes only and shall not affect the meaning, construction or interpretation of any of the provisions hereof. The words “including,” “include”, “in particular” and terms of a similar effect shall not be deemed to limit the general effect of the words that precede them.

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27.5	Annexes

All Annexes are integral parts of this Agreement.

27.6	Language of this Agreement; Interpretation

This Agreement is executed in the English language. Where a German term has been inserted in parenthesis or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

27.7	Exclusion of Section 203 German Civil Code

With respect to all claims out of and in connection with this Agreement and its implementation, Section 203 German Civil Code (Bürgerliches Gesetzbuch) shall not apply, unless the Parties agree in writing that the expiry period shall be suspended based on pending settlement negotiations.

27.8	Severability Clause

Should any provision of this Agreement in whole or in part be or become invalid, impracticable or unenforceable, the validity of the other provisions shall not be affected thereby. In such a case, the invalid, impracticable or unenforceable provision shall be deemed to be replaced by a provision which, to the extent admissible according to the applicable laws, comes closest to the purpose of the invalid, impracticable or unenforceable provision. The same shall apply with respect to any omissions contained in this Agreement.

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